                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Wisconsin Power and Light Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------


     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                            Your Vote is Important

                       Wisconsin Power and Light Company

                                Proxy Statement

                         Notice of 2002 Annual Meeting

                                      and

                              2001 Annual Report

                       WISCONSIN POWER AND LIGHT COMPANY

                         ANNUAL MEETING OF SHAREOWNERS

                    DATE: May 22, 2002

                    TIME: 1:00 PM, Central Daylight Savings Time

                LOCATION: Wisconsin Power and Light Company
                          Nile Meeting Room
                          4902 North Biltmore Lane
                          Madison,Wisconsin



                        SHAREOWNER INFORMATION NUMBERS

                  LOCAL CALLS (MADISON, WI AREA) 608-458-3110

                  TOLL FREE NUMBER.............. 800-356-5343

                                                  Wisconsin Power and Light
                                                  Company
                                                  4902 North Biltmore Lane
                                                  P. O. Box 2568
                                                  Madison, WI 53701-2568
                                                  Phone: 608-458-3110

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 22, 2002, Wisconsin Power and Light Company (the "Company") will hold its 2002 Annual Meeting of Shareowners at the office of the Company, 4902 North Biltmore Lane, Nile Meeting Room, Madison, Wisconsin. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only the sole common stock shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on March 28, 2002 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured. At the meeting, the Company's shareowners will:

    1. Elect four directors for terms expiring at the 2005 Annual Meeting of Shareowners; and

    2. Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The 2001 Annual Report of the Company appears as Appendix A to this Proxy Statement. The Proxy Statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the Proxy Statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2001 Annual Report to Shareowners may do so by calling the Shareowner Services Department at the Shareowner Information Number shown at the front of this proxy statement or writing to the Company at the address shown above.

                                          By Order of the Board of Directors

                                          /s/ F. J. Buri

                                          F. J. Buri
                                          Corporate Secretary

Dated and mailed on or about April 9, 2002

                               TABLE OF CONTENTS


Questions and Answers.......................................................   1

Election of Directors.......................................................   3

Meetings and Committees of the Board........................................   6

Compensation of Directors...................................................   7

Ownership of Voting Securities..............................................   9

Compensation of Executive Officers..........................................  10

Stock Options...............................................................  12

Long-Term Incentive Awards..................................................  13

Certain Agreements..........................................................  14

Retirement and Employee Benefit Plans.......................................  15

Report of the Compensation and Personnel Committee on Executive Compensation  18

Report of the Audit Committee...............................................  21

Section 16(a) Beneficial Ownership Reporting Compliance.....................  22

Appendix A--Wisconsin Power and Light Company Annual Report................. A-1

                             QUESTIONS AND ANSWERS


 1. Q: Why am I receiving these materials?
    A: The Board of Directors of Wisconsin Power and Light Company (the
       "Company") is providing these proxy materials to you in connection with the Company's Annual Meeting of Shareowners (the "Annual Meeting"), which will take place on Wednesday, May 22, 2002. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

 2. Q: What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
    A: The Company is a subsidiary of Alliant Energy Corporation ("AEC"), a public utility holding company whose other primary first tier subsidiaries include Interstate Power and Light Company ("IP&L), Alliant Energy Resources, Inc. ("AER") and Alliant Energy Corporate Services, Inc. ("Alliant Energy Corporate Services").

 3. Q: Who is entitled to vote at the Annual Meeting?
    A: Only shareowners of record at the close of business on March 28, 2002 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock and Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share.

 4. Q: What may I vote on at the Annual Meeting?
    A: You may vote on the election of four nominees to serve on the Company's
       Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2005.

 5. Q: How does the Board of Directors recommend I vote?
    A: The Board of Directors recommends that you vote your shares FOR each of the listed director nominees.

 6. Q: How can I vote my shares?
    A: You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

 7. Q: How are votes counted?
    A: In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed director nominees.

 8. Q: Can I change my vote?
    A: You have the right to revoke your proxy at any time before the Annual
       Meeting by:

       . providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
       .  appointing a new proxy prior to the start of the Annual Meeting.

       Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

 9. Q: What shares are included on the proxy card(s)?
    A: Your proxy card(s) covers all of your shares of the Company's preferred stock.

10. Q: What does it mean if I get more than one proxy card?
    A: If your shares are registered differently and are in more than one account, then you will receive more than one card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement.

11. Q: Who may attend the Annual Meeting?
    A: All shareowners who owned shares of the Company's common and preferred stock on March 28, 2002 may attend the Annual Meeting. You may indicate on the enclosed proxy card your intention to attend the Annual Meeting and return it with your signed proxy.

12. Q: How will voting on any other business be conducted?
    A: The Board of Directors of the Company does not know of any business to be considered at the 2002 Annual Meeting other than the election of four directors. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William D. Harvey, the Company's President, and F. J. Buri, the Company's Corporate Secretary, to vote on such matters in their discretion.

13. Q: Where and when will I be able to find the results of the voting?
    A: The results of the voting will be announced at the Annual Meeting. You may also call our Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2002 to be filed with the Securities and Exchange Commission

14. Q: When are shareowner proposals for the 2003 Annual Meeting due?
    A: All shareowner proposals to be considered for inclusion in the Company's proxy statement for the 2003 Annual Meeting must be received at the principal office of the Company by December 10, 2002. In addition, any shareowner who intends to present a proposal from the floor at the 2003 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than February 23, 2003.

15. Q: Who are the independent auditors of the Company and how are they appointed?
    A: Arthur Andersen LLP acted as independent auditors for the Company in 2001. Representatives of Arthur Andersen LLP are not expected to be present at the meeting. The Board of Directors expects to appoint the Company's independent auditors for 2002 later in 2002.

16. Q: Who will bear the cost of soliciting proxies for the Annual Meeting?
    A: The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company's officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

17. Q: How can I obtain a copy of the Company's Annual Report on Form 10-K?
    A: The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address on the first page of this proxy statement.

18. Q: If more than one shareowner lives in my household, how can I obtain an extra copy of this proxy statement and Anual Report?
    A. Pursuant to the rules of the SEC, services that deliver the Company's communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company's 2001 Annual Report and proxy statement. Upon written or oral request, the Company will deliver a separate copy of the 2001 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of each document was delivered. You may notify the Company of your request by calling or writing the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

                             ELECTION OF DIRECTORS

Four directors will be elected this year for terms expiring in 2005. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are: Alan B. Arends, Katharine C. Lyall, Singleton B. McAllister, and Anthony R. Weiler. Each of the nominees is currently serving as a director of the Company. Each person elected as director will serve until the Annual Meeting of Shareowners of the Company in 2005 or until his or her successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 2001), an account of their business experience and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

[PHOTO]

Alan B. Arends
                 ALAN B. ARENDS
                                                         Director Since 1998
                 Age 68
                                                         Nominated Term Expires
                                                         in 2005

                 Mr. Arends is Chairman of the Board of Directors of Alliance Benefit Group Financial Services Corp., Albert Lea, Minnesota, an employee benefits company that he founded in 1983. He has served as a director of IP&L (or predecessor companies) since 1993 and of AEC and AER since 1998.
[PHOTO]

Katharine C. Lyall

                 KATHARINE C. LYALL
                                                         Director Since 1986
                 Age 60
                                                         Nominated Term Expires
                                                         in 2005

                 Ms. Lyall is President of the University of Wisconsin System in Madison, Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. She serves on the Boards of Directors of the Kemper National Insurance Companies, M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. Ms. Lyall has served as a director of AEC and AER since 1994 and of IP&L (or predecessor companies) since 1998.
[PHOTO]

Singleton B. McAllister

                 SINGLETON B. MCALLISTER
                                                         Director Since 2001
                 Age 49
                                                         Nominated Term Expires
                                                         in 2005

                 Ms. McAllister is a partner with Patton Boggs LLP, a Washington D.C.-based law firm working in the public policy and business law areas. From 1996 until early 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She was also a partner at Reed, Smith, Shaw and McClay where she specialized in government relations and corporate law. Ms. McAllister has served as a director of AEC, IP&L (or predecessor companies), and AER since 2001.

[PHOTO]          ANTHONY R. WEILER
                                                         Director Since 1998
Anthony R.       Age 65
   Weiler                                                Nominated Term Expires
                                                         in 2005

                 Mr. Weiler is a consultant for several home furnishings organizations. Prior to assuming his current position, Mr. Weiler had been a Senior Vice President for Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Virginia. He is a Director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a director of IP&L (or predecessor companies) since 1979 and of AEC and AER since 1998. Mr. Weiler is the Chair of the Nominating and Governance Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

[PHOTO]          ERROLL B. DAVIS, JR.
                                                         Director Since 1984
Erroll B.        Age 57
   Davis, Jr.                                            Term Expires in 2003

                 Mr. Davis has been President of AEC since January 1990 and was elected President and Chief Executive Officer of AEC in July 1990. He was elected Chairman of the Board of AEC in April 2000. Mr. Davis joined the Company in 1978 and served as President of the Company from 1987 until 1998. He was elected Chief Executive Officer of the Company in 1988. Mr. Davis has also served as Chief Executive Officer of AER and IP&L (or predecessor companies) since 1998. He is a member of the Boards of Directors of BP Amoco p.l.c., PPG Industries, Inc., Electric Power Research Institute and the Edison Electric Institute. Mr. Davis has served as a director of AEC since 1982, of AER since 1988 and of IP&L (or predecessor companies) since 1998. Mr. Davis is the Chair of the Capital Approval Committee.

[PHOTO]          JACK B. EVANS
                                                         Director Since 2000
Jack B. Evans    Age 53
                                                         Term Expires in 2004

                 Mr. Evans is a Director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a director of Gazette Communications, the Federal Reserve Bank of Chicago and Nuveen Institutional Advisory Corp., and Vice Chairman and a director of United Fire and Casualty Company. Mr. Evans has served as a director of AEC, IP&L (or predecessor companies) and AER since 2000. Mr. Evans is Chair of the Audit Committee.

[PHOTO]          JOYCE L. HANES
                                                         Director Since 1998
Joyce L. Hanes   Age 69
                                                         Term Expires in 2004

                 Ms. Hanes has been a Director of Midwest Wholesale, Inc., a products wholesaler in Mason City, Iowa, since 1970 and Chairman of the Board since December 1997, having previously served as Chairman from 1986 to 1988. She is a director of Iowa Student Loan Liquidity Corp. Ms. Hanes has served as a director of IP&L (or predecessor companies) since 1982 and of AEC and AER since 1998.

[PHOTO]          LEE LIU
                                                         Director Since 1998
Lee Liu          Age 68
                                                         Term Expires in 2003

                 Mr. Liu was elected Vice Chairman the Board of Directors of the Company, AEC, IP&L and AER in January 2002. He served as Chairman of the Board of the Company and AEC from April 1998 until April 2000 in accordance with the terms of his employment agreement. He was Chairman of the Board and Chief Executive Officer of IES Industries Inc. (a predecessor to
                 AEC) and Chairman of the Board and Chief Executive Officer of IES Utilities Inc., a predecessor to IP&L, prior to 1998. Mr. Liu held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES Utilities Inc.) in 1957. He is a director of Principal Financial Group and Eastman Chemical Company. Mr. Liu has served as a director of IP&L (or predecessor companies) since 1981 and of AEC and AER since 1998.

[PHOTO]          DAVID A. PERDUE
                                                         Director Since 2001
David A. Perdue  Age 52
                                                         Term Expires in 2004

                 Mr. Perdue is President and Chief Executive Officer of the Reebok Brand for Reebok International Limited, a designer, distributor and marketer of footwear, apparel and sports equipment, located in Canton, Massachusetts. Prior to joining Reebok in 1998, he was Senior Vice President of Operations at Haggar, Inc. Mr. Perdue has served as a director of AEC, IP&L (or predecessor companies) and AER since 2001.

[PHOTO]          JUDITH D. PYLE
                                                         Director Since 1994
Judith D. Pyle   Age 58
                                                         Term Expires in 2004

                 Ms. Pyle is Vice Chair of The Pyle Group, a financial services company located in Madison, Wisconsin. Prior to assuming her current position, Ms. Pyle served as Vice Chairman and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc. and a director of Uniek, Inc. Ms. Pyle has served as a director of AEC and AER since 1992 and of IP&L (or predecessor companies) since 1998. Ms. Pyle is the Chair of the Compensation and Personnel Committee.

[PHOTO]          ROBERT W. SCHLUTZ
Robert W.                                                Director Since 1998
   Schlutz       Age 65
                                                         Term Expires in 2003

                 Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a director of IP&L (or predecessor companies) since 1989 and of AEC and AER since 1998. Mr. Schlutz is the Chair of the Environmental, Nuclear, Health and Safety Committee.

[PHOTO]          WAYNE H. STOPPELMOOR
Wayne H.                                                 Director Since 1998
   Stoppelmoor   Age 67
                                                         Term Expires in 2003

                 Mr. Stoppelmoor served as Vice Chairman of the Board of the Company and AEC from April 1998 until April 2000 in accordance with the terms of his consulting agreement. Prior to 1998, he was Chairman, President and Chief Executive Officer of Interstate Power Company, a predecessor to IP&L. He retired as Chief Executive Officer of Interstate Power Company in 1997. Mr. Stoppelmoor has served as a director of IP&L (or predecessor companies) since 1986 and of AEC and AER since 1998.

                      MEETINGS AND COMMITTEES OF THE BOARD


The full Board of Directors of the Company considers all major decisions of the Company. However, the Board has established standing Audit; Compensation and Personnel; Environmental, Nuclear, Health and Safety; Nominating and Governance; and Capital Approval Committees so that certain important matters can be addressed in more depth than may be possible in a full Board meeting. The following is a description of each of these committees:

Audit Committee
The Audit Committee held two meetings in 2001. The Committee currently consists of J. B. Evans (Chair), A. B. Arends, K. C. Lyall, S. B. McAllister and J. D. Pyle. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Committee considers appropriate.

Compensation and Personnel Committee
The Compensation and Personnel Committee held three meetings in 2001. The Committee currently consists of J. D. Pyle (Chair), A. B. Arends, J. B. Evans, and D. A. Perdue. This Committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

Environmental, Nuclear, Health and Safety Committee
The Environmental, Nuclear, Health and Safety Committee held two meetings in 2001. The Committee currently consists of R. W. Schlutz (Chair), J. L. Hanes,
D. A. Perdue and A. R. Weiler. The Committee's responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company's nuclear generating station investments including planning and funding for decommissioning of the plants. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public.

Nominating and Governance Committee
The Nominating and Governance Committee held five meetings in 2001. The Committee currently consists of A. R. Weiler (Chair), J. L. Hanes, K. C. Lyall,
S. B. McAllister and R. W. Schlutz. This Committee's responsibilities include recommending and nominating new members of the Board; recommending committee assignments and committee chairpersons; evaluating overall Board effectiveness; preparing an annual report on Chief Executive Officer effectiveness; and considering and developing recommendations to the Board of Directors on other corporate governance issues. In nominating persons for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company's Bylaws also provide for shareowner nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

Capital Approval Committee
The Capital Approval Committee held one meeting in 2001. The Committee currently consists of J. B. Evans, J. D. Pyle and A. R. Weiler. Mr. Davis is the Chair and a non-voting member of this Committee. The purpose of this Committee is the evaluation of certain investment proposals where (a) an iterative bidding process is required and/or (b) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held six meetings during 2001. Each director attended at least 83% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, Mr. Davis' performance as Chief Executive Officer is also evaluated by the full Board on an annual basis.

                           COMPENSATION OF DIRECTORS


No retainer fees are paid to Mr. Davis for his service on the Company's Board of Directors. In 2001, all other directors (the "non-employee directors"), each of whom served on the Boards of the Company, AEC, IES Utilities Inc., Interstate Power Company and AER, received an annual retainer for service on all five Boards consisting of $25,000 in cash and 1,000 shares of AEC common stock. Travel expenses are paid for each meeting day attended. Beginning in 2002, the annual retainer for each non-employee director has been changed to $30,000 in cash and 1,000 shares of AEC common stock for service on all four Boards (AEC, IP&L AER and the Company). The directors have the option to receive each amount outright (in cash and stock), to have each amount deposited to their Shareowner Direct Plan account or to a director's Deferred Compensation Account or any combination thereof.

Director's Deferred Compensation Plan
Under the Director's Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal. The balance credited to a director's Deferred Compensation Interest Account as of any date will be the accumulated deferred cash compensation and interest that are credited to such account as of such date. Amounts deposited to an AEC Stock Account, whether the cash portion or the stock portion of the director's compensation, are treated as though invested in the common stock of AEC and will be credited with dividends and those dividends will be reinvested. Annually, the director may elect that the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to ten years beginning in the year of or one tax year after retirement or resignation from the Board.

Director's Charitable Award Program
AEC maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or AEC, and the donations are funded by the Company or AEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or AEC.

Director's Life Insurance Program
AEC maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each director in 2001 under the Director's Life Insurance Program were as follows: A. B. Arends--$50, J. L. Hanes--$50, K. C. Lyall--$395, J. D. Pyle--$50, W. H. Stoppelmoor--$828 and A.
R. Weiler--$50.

Pension Arrangements
Prior to April 1998, Mr. Liu participated in the IES Industries Inc. retirement plan, which has been transferred to Alliant Energy Corporate Services. Mr. Liu's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect in April 1998. See "Retirement and Employee Benefit Plans--IES Industries Pension Plan."

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries Inc. Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer's designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

Certain Agreements
Mr. Stoppelmoor had a three-year consulting arrangement with AEC that expired on April 21, 2001. Under the terms of his consulting arrangement, Mr. Stoppelmoor received $200,000 in 2001 for consulting services. After April 21, 2001, Mr. Stoppelmoor became eligible to receive the annual compensation paid to non-employee directors.

                         OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. Listed in the following table are the number of shares of AEC's common stock beneficially owned by the executive officers listed in the Summary Compensation Table and all nominees and directors of AEC and the Company, as well as the number of shares owned by directors and executive officers as a group as of February 28, 2002. The directors and executive officers of AEC and the Company as a group owned 1.8% of the outstanding shares of AEC common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of AEC common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5% or more of AEC's outstanding common stock as of December 31, 2001.

                                                           SHARES
                                                        BENEFICIALLY
         NAME OF BENEFICIAL OWNER                        OWNED/(1)/
         ------------------------                       ------------
         Executives/(2)/
            William D. Harvey..........................    101,673/(3)/
            Eliot G. Protsch...........................    110,831/(3)/
            Thomas M. Walker...........................     64,939/(3)/
            Pamela J. Wegner...........................     73,032/(3)/

         Director Nominees
            Alan B. Arends.............................      6,884/(3)/
            Katharine C. Lyall.........................     13,540
            Singleton B. McAllister....................      1,543
            Anthony R. Weiler..........................      8,847/(3)/

         Directors
            Erroll B. Davis, Jr........................    326,875/(3)/
            Jack B. Evans..............................     33,961/(3)/
            Joyce L. Hanes.............................      7,505/(3)/
            Lee Liu....................................    191,969/(3)/
            David A. Perdue............................      2,681/(3)/
            Judith D. Pyle.............................     11,047
            Robert W. Schlutz..........................      9,694/(3)/
            Wayne H. Stoppelmoor.......................    132,604/(3)/

            All Executives and Directors as a Group      1,587,493/(3)/
            29 people, including those listed above.

/(1)/Total shares of AEC common stock outstanding as of February 28, 2002 were 90,135,503.

/(2)/Stock ownership of Mr. Davis is shown with the directors.

/(3)Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Davis--7,601, Ms. Hanes--550, Mr. Liu--19,755, Mr. Weiler--1,331, Mr. Harvey--2,365 and Mr.
    Protsch--714; shares of common stock held in deferred compensation plans:
    Mr. Arends--2,927, Mr. Davis--29,255, Mr. Evans--3,961, Ms. Hanes--183, Mr.
    Perdue--2,681, Mr. Schlutz--3,961, Mr. Weiler--2,927, Mr. Harvey--7,510,
    Mr. Protsch--18,112, Mr. Walker--13,621 and Ms. Wegner--3,106 (all executive officers and directors as a group--109,498); and stock options exercisable on or within 60 days of February 28, 2002: Mr.
    Davis--264,714, Mr. Liu--148,849, Mr. Stoppelmoor--119,201, Mr.
    Harvey--64,235, Mr. Protsch--64,235, Mr. Walker--48,322 and Ms.
    Wegner--51,544 (all executive officers and directors as a group--1,142,859). /

None of the directors or officers of the      5% or more of any class of the
Company own any shares of the Company's       Company's preferred stock as of
preferred stock. To the Company's             December 31, 2001.
knowledge, no shareowner beneficially
owned

                       COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by AEC, the Company and AEC's subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for all services rendered during 2001, 2000 and 1999.
                          SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                   Annual Compensation                Long-Term Compensation
                          --------------------------------------------------------------------------
                     ------------------------------------------------------------------------------------------------
                                                                         Awards            Payouts  -----------------
                                                                 ----------------------------------------------------
                                                                 -----------------------------------
                                                                              Securities
                                                                 Restricted   Underlying
Name and                                         Other Annual      Stock       Options      LTIP
Principal Position   Year Base Salary  Bonus   Compensation/(1)/ Awards/(2)/ (Shares)/(3)/ Payouts     All Other
----------------------------------------------------------------------------------------------------Compensation/(4)/
---------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr. 2001  $683,269   $489,364     $11,265           --        108,592     $359,605     $50,284
Chairman, and Chief  2000   637,692    895,200      11,875           --        111,912      196,711      52,619
Executive Officer    1999   580,000    440,220      12,526           --         77,657       84,870      53,188
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
William D. Harvey    2001   274,616    161,233       4,061           --         21,798       92,209      42,944
President            2000   264,615    206,541       4,234           --         21,063       47,474      42,230
                     1999   254,423    116,535       4,565        $ 255,004     17,071       31,365      37,005
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Eliot G. Protsch     2001   274,616    143,688         893           --         21,798       92,209      38,372
Executive            2000   264,615    214,942       1,423           --         21,063       47,474      38,058
Vice President       1999   254,423    152,898       1,909          255,004     17,071       31,365      32,941
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Thomas M. Walker     2001   264,615    133,852       --              --         21,005       88,597       6,207
Executive Vice       2000   254,616    190,026       --              --         20,268       47,474       6,166
President & Chief    1999   244,808    148,960       --              --         16,402        --          6,531
Financial Officer
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Pamela J. Wegner     2001   264,615    124,312       2,267           --         21,005       88,597      35,370
Executive            2000   254,608    180,285       2,416           --         20,268       27,563      34,377
Vice President       1999   244,615    145,187       2,569          245,017     16,402       19,373      29,122

/(1)Other Annual Compensation for 2001 consists of income tax gross-ups for reverse split-dollar life insurance. /

/(2)In 1999, restricted stock was awarded under the Alliant Energy Corporation
    Long-Term Equity Incentive Plan as follows: Mr. Harvey--9,294 shares, Mr. Protsch--9,294 shares and Ms. Wegner--8,930 shares. Dividends on shares of restricted stock granted under the Long-Term Equity Incentive Plan are held in escrow and reinvested in shares of common stock pending vesting of the underlying restricted stock. If such restricted stock vests, then the participant is also entitled to receive the common stock into which the dividends on the restricted stock were reinvested. The amounts shown in the table above represent the market value of the restricted stock on the date of grant. The number of shares of restricted stock held by the officers identified in the table and the market value of such shares as of December 31, 2001 were as follows: Mr. Harvey--9,294 shares ($282,166), Mr. Protsch--9,294 shares ($282,166) and Ms. Wegner--8,930 shares ($271,115). /

/(3)/Awards made in 2001 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 2001".

/(4)/The table below shows the components of the compensation reflected under this column for 2001:

-----------------------------------------------------------------------------------------------

      Erroll B. Davis, Jr. William D. Harvey Eliot G. Protsch Thomas M. Walker Pamela J. Wegner
-----------------------------------------------------------------------------------------------
 A.         $20,498             $ 8,238          $ 8,238           $5,250          $ 6,573
-----------------------------------------------------------------------------------------------
 B.          12,466               7,121            6,861                0            4,359
-----------------------------------------------------------------------------------------------
 C.          12,302               5,127            1,162                0            2,862
-----------------------------------------------------------------------------------------------
 D.           5,018                 998              651              957              957
-----------------------------------------------------------------------------------------------
 E.               0              21,460           21,460                0           20,619
-----------------------------------------------------------------------------------------------
Total       $50,284             $42,944          $38,372           $6,207          $35,370
-----------------------------------------------------------------------------------------------

A. Matching contributions to 401(k) Plan and Deferred Compensation Plan

B. Split-dollar life insurance reportable income (the split-dollar insurance premiums are calculated using the "foregone interest" method)

C. Reverse split-dollar life insurance

D. Life insurance coverage in excess of $50,000

E. Dividends earned in 2001 on restricted stock

                                 STOCK OPTIONS


The following table sets forth certain information concerning stock options granted during 2001 to the executives named below:
                          STOCK OPTION GRANTS IN 2001


                                                                  Potential Realizable Value at
                                                                     Assumed Annual Rates of
                                                                  Stock Price Appreciation for
                                  Individual Grants                     Option Term/(2)/
                     --------------------------------------------------------------------------
                                  % of Total
                                   Options
                      Number of    Granted
                     Securities       to     Exercise
                     Underlying   Employees   or Base
                       Options    in Fiscal    Price   Expiration
        Name         Granted/(1)/    Year    ($/Share)    Date          5%            10%
-----------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.   108,592       15.1%    $31.54     1/1/11   $5,579,457     $8,883,912
-----------------------------------------------------------------------------------------------
William D. Harvey       21,798        3.0%     31.54     1/1/11    1,119,981      1,783,294
-----------------------------------------------------------------------------------------------
Eliot G. Protsch        21,798        3.0%     31.54     1/1/11    1,119,981      1,783,294
-----------------------------------------------------------------------------------------------
Thomas M. Walker        21,005        2.9%     31.54     1/1/11    1,079,237      1,718,419
-----------------------------------------------------------------------------------------------
Pamela J. Wegner        21,005        2.9%     31.54     1/1/11    1,079,237      1,718,419

/(1)/Consists of non-qualified stock options to purchase shares of AEC common stock granted pursuant to AEC's Long-Term Equity Incentive Plan. Options were granted on January 2, 2001 and will have a three year vesting schedule with one-third becoming exercisable on January 2, 2002, one-third becoming exercisable on January 2, 2003 and the final one-third becoming exercisable on January 2, 2004. Upon a "change in control" of AEC as defined in the Plan or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

/(2)The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission ("SEC"). The amounts shown do not represent the historical or expected future performance of AEC's common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of AEC's common stock would be $51.38 and $81.81, respectively, as of the expiration date of the options. /


The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 2001.

                      OPTION VALUES AT DECEMBER 31, 2001

                        Number of Securities Underlying     Value of Unexercised In-the-Money Options
                     Unexercised Options at Fiscal Year End             at Year End/(1)/
                     ---------------------------------------------------------------------------------
        Name          Exercisable             Unexercisable   Exercisable              Unexercisable
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.   264,714                   109,699     $239,754                    $66,028
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
William D. Harvey       64,235                    21,553       58,612                     12,427
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Eliot G. Protsch        64,235                    21,553       58,612                     12,427
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Thomas M. Walker        48,322                    20,759       31,871                     11,958
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Pamela J. Wegner        51,544                    20,759       47,027                     11,958

/(1)/Based on the closing per share price of Company common stock on December
     31, 2001 of $30.36.

                           LONG-TERM INCENTIVE AWARDS


The following table provides information concerning long-term incentive awards made to the executives named below in 2001.

                      LONG-TERM INCENTIVE AWARDS IN 2001

   ------------------------------------------------------------------------------
                                                  Estimated Future Payouts Under
                                                   Non-Stock Price-Based Plans
                                                  ------------------------------
                         Number of   Performance  ------------ -------- --------
                          Shares,      or Other
                          Units or   Period Until
                        Other Rights  Maturation  Threshold     Target  Maximum
           Name           (#)/(1)/    or Payout      (#)         (#)      (#)
   -----------------------------------------------------------------------------
   Erroll B. Davis, Jr.    22,804       1/1/04     11,402      22,804   45,608
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   William D. Harvey        4,360       1/1/04      2,180       4,360    8,720
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   Eliot G. Protsch         4,360       1/1/04      2,180       4,360    8,720
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   Thomas M. Walker         4,201       1/1/04      2,101       4,201    8,402
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
   Pamela J. Wegner         4,201       1/1/04      2,101       4,201    8,402
   -----------------------------------------------------------------------------

/(1)Consists of performance shares awarded under AEC's Long-Term Equity
    Incentive Plan. The payout from the performance shares is based on two equally-weighted performance components: AEC's three-year Total Shareholder Return (TSR) relative to an investor-owned utility peer group, and annualized earnings per share growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan during the performance cycle ending December 31, 2003. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of AEC common stock or a combination of common stock and cash. /

                               CERTAIN AGREEMENTS

Mr. Davis has an employment agreement with AEC, pursuant to which he will serve as the Chairman, President and Chief Executive Officer of AEC until the expiration of his term of the agreement on April 21, 2003. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or AEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as the Chief Executive Officer and a director of each subsidiary of AEC, including the Company, during the term of his employment agreement. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis' current salary under his employment agreement is $685,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) and receive supplemental retirement benefits (including continued participation in the Company Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, AEC or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment under the Internal Revenue Code (the "Code"), AEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

AEC currently has in effect key executive employment and severance agreements (the "KEESAs") with certain executive officers of AEC (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of AEC (as defined in the KEESAs), the officer's employment is ended through (a) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs), or (b) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer's responsibilities, or (c) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (a) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (b) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Protsch and Walker and Ms. Wegner) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Corporate Services Retirement Plans
Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services. In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The Alliant Energy Cash Balance Pension Plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the Plan's benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the Plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table who participate in the Plan (Messrs. Davis, Protsch and Harvey and Ms. Wegner) are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula based on average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

                             Retirement Plan Table

             Average    Annual Benefit After Specified Years in Plan
              Annual    --------------------------------------------
           Compensation     15          20         25        30+
           ------------  --------    --------   --------   --------
           $  200,000   $ 55,000    $ 73,300   $ 91,700   $110,000
              300,000     82,500     110,000    137,500    165,000
              400,000    110,000     146,700    183,300    220,000
              500,000    137,500     183,300    229,100    275,000
              600,000    165,000     220,000    275,000    330,000
              700,000    192,500     256,700    320,800    385,000
              800,000    220,000     293,300    366,700    440,000
              900,000    247,000     330,000    412,500    495,000
            1,000,000    275,000     366,700    458,300    550,000
            1,100,000    302,500     403,300    504,100    605,000

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Plan) and are reduced by up to 50% of Social Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 22 years; Eliot G. Protsch, 22 years; William D. Harvey, 14 years; and Pamela J. Wegner, 7 years.

IES Industries Pension Plan
Prior to April 1998, Mr. Walker participated in the IES Industries retirement plan (which has been merged into the Alliant Energy Cash Balance Plan). Plan benefits payable to Mr. Walker have been "grandfathered" to reflect the benefit plan formula in effect at that time. Since his estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, his benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula for the average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

                              Pension Plan Table

             Average    Annual Benefit After Specified Years in Plan
              Annual    --------------------------------------------
           Compensation    15       20       25       30       35
           ------------ -------- -------- -------- -------- --------
             $200,000   $ 43,709 $ 58,279 $ 72,849 $ 87,418 $101,988
              300,000     66,959   89,279  111,599  133,918  156,238
              400,000     90,209  120,279  150,348  180,418  210,488
              500,000    113,459  151,279  189,099  226,918  264,738
              600,000    136,709  182,279  227,849  273,418  318,988

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 35 years), age at retirement and amount of compensation (determined in accordance with the Plan). The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Mr. Walker has five years of credited service under this plan.

Unfunded Excess Plan--Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan--Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (a) is terminated under his employment agreement with AEC as described above other than for cause, death or disability (as those terms are defined in the employment agreement), (b) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement), or (c) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the Plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the Plan. Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of December 31, 2001. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $160,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 2001.

Alliant Energy Corporate Services Supplemental Executive Retirement Plan
The Company maintains an unfunded Supplemental Executive Retirement Plan ("SERP") to provide incentive for key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with the Company until retirement, disability or death. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board. The SERP provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefits payable to the officer from the officer's defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least ten years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for senior officers who have attained age 55 and have a minimum of ten years of service in a senior executive position with the Company. Benefit payments under the SERP will be made in a lump sum, or for the lifetime of the senior officer, with a minimum of 12 years of payments if the participant dies after retirement. A postretirement death benefit of one times the senior executive officer's final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Protsch and Walker and Ms. Wegner are participants in the SERP. The following table shows payments under the SERP, assuming a minimum of ten years of service at retirement age.
                 Supplemental Executive Retirement Plan Table

                          Annual Benefit After Specified Years in Plan
           Average Annual --------------------------------------------
            Compensation  (less than)10 Years  (greater than)10 Years*
            ------------  -------------------  -----------------------
             $  200,000            0                  $120,000
                300,000            0                   180,000
                400,000            0                   240,000
                500,000            0                   300,000
                600,000            0                   360,000
                700,000            0                   420,000
                800,000            0                   480,000
                900,000            0                   540,000
              1,000,000            0                   600,000
              1,100,000            0                   660,000

----------

* Reduced by the sum of the benefit payable from the applicable defined benefit or pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan--The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary, incentive compensation and eligible SERP payments. Participants who have made the maximum allowed contribution to the Company-sponsored 401(k) Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Plan plus the amount deferred under this Plan, or (b) 6% of base salary reduced by the amount of any matching contributions in the 401(k) Plan. The employee may elect to have his deferrals credited to an Interest Account or an AEC Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Common Stock Account are treated as though invested in the common stock of AEC and will be credited with dividends and those dividends will be reinvested. The shares of common stock identified as obligations under the Plan are held in a rabbi trust. Payments from the Plan may be made in a lump sum or in annual installments for up to ten years at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch and Walker and Ms. Wegner participate in the Plan.

                    REPORT OF THE COMPENSATION AND PERSONNEL
                      COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareowners:
The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is currently comprised of four non-employee directors (the same directors that comprise the AEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by AEC, the Company and AEC's other subsidiaries. The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

The Committee is committed to implementing an overall compensation program for executives that furthers the Company's mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies:

    . Total compensation should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

    . Base salary levels should be targeted at a competitive market range of base salaries paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of base salaries paid by a selected group of utility and general industry companies. Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, the Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by a selected group of utility and general industry companies.

Components of Compensation
The major elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive's total compensation package, including employee benefit and perquisite programs. The Committee's goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other similarly situated executives. The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive compensation of the comparison group of companies.

Base Salaries
The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. The Committee annually adjusts base salaries to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases. The Committee does not consider individual performance factors in setting base salaries. The Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Based on the foregoing, the Committee established the annual salary for Mr. Davis at $685,000 for the 2001 fiscal year.

Short-Term Incentives
The Company's short-term (annual) incentive programs promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses tied to the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the programs' performance goals, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive programs available during 2001 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan--In 2001, the Alliant Energy Corporation Management Incentive Compensation Plan (the "MICP") covered executives and was based on achieving annual targets in corporate performance that included earnings per share ("EPS"), safety and environmental targets for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 2001 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but to require above-average performance from each of the executives. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards range from 0% to 100% of annual salary for eligible executives other than Mr. Davis. The amounts paid under the MICP to eligible officers included in the Summary Compensation Table are reflected in that table under the heading "Bonus".

In 2001, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 2001 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 2001, that apportionment was 75% for corporate performance and 25% for strategic goal performance. Corporate performance is measured based on Company-wide EPS, environmental, diversity and safety targets established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 2001 MICP award range for Mr. Davis was from 0% to 150% of annual salary. The award earned by Mr. Davis under the MICP for 2001 is set forth in the Summary Compensation Table under the heading "Bonus".

Long-Term Incentives
The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long-Term Equity Incentive Plan permits grants of stock options, restricted stock and performance units/shares with respect to AEC's common stock. The Long-Term Equity Incentive Plan is administered by the AEC Compensation and Personnel Committee. The Committee believes the Long-Term Equity Incentive Plan balances the Company's annual compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of AEC's shareowners. A description of the long-term incentive programs available during 2001 to executive officers under the Long-Term Equity Incentive Plan is set forth below.

Alliant Energy Corporation Long-Term Incentive Program--The Alliant Energy Corporation Long-Term Incentive Program covered executives and consisted of the following components in 2001: non-qualified stock options and performance shares. Non-qualified stock options provide a reward that is directly tied to the benefit AEC's shareowners receive from increases in the price of AEC's common stock. The payout from the performance shares is based on two equally-weighted performance components: AEC's three-year total return to shareowners relative to an investor-owned utility peer group, and annualized EPS growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan. Thus, the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2001, the AEC Compensation and Personnel Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Protsch and Walker and Ms. Wegner. All option grants had per share exercise prices equal to the fair market value of a share of AEC common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a ten-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Equity Incentive Program were also granted performance shares. Performance shares will be paid out in shares of AEC's common stock or cash. The award will be modified by a performance multiplier, which ranges from 0 to 2.00 based on AEC performance.

In determining actual award levels under the Alliant Energy Corporation Long-Term Equity Incentive Program, the AEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. The AEC Compensation and Personnel Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 2001. Mr. Davis' awards in 2001 under the Long-Term Incentive Program are shown in the tables under "Stock Option Grants in 2001" and "Long-Term Incentive Awards in 2001".

Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee intends, in most instances, to qualify future compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Conclusion
The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE
Judith D. Pyle (Chair)
Alan B. Arends
Jack B. Evans
David A. Perdue

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") of the Board of Directors of the Company is composed of five independent directors, each of whom is independent as defined in the New York Stock Exchange's listing standards (the same directors that comprise the AEC Audit Committee). The Committee operates under a written charter adopted by the Board of Directors. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

The Company's management ("management") is responsible for the Company's internal controls and the financial reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company's independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee considered whether the independent auditors provision of non-audit services is compatible with maintaining the independent auditors independence. The fees to the independent auditors for 2001 for the Company and AEC were as follows:

                     Audit Fees................... $936,324
                     Financial Information Systems
                     and Implementation Fees......        0
                     All Other Fees:
                      Audit-Related Fees* $404,086
                      Tax Related Fees...  491,443
                      Other..............   35,159
                                          --------
                     Total All Other Fees.........  930,688

----------
*Audit-related fees include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements, comfort letters and consents.

The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls and overall quality of the Company's financial reporting.

Based on the Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

AUDIT COMMITTEE
Jack B. Evans (Chair)
Alan B. Arends
Katharine C. Lyall
Singleton B. McAllister
Judith D. Pyle

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

The Company's directors, its executive officers and certain other officers are required to report their ownership of AEC's common stock and subsidiary preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. To the best of the Company's knowledge, all required filings in 2000 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

By Order of the Board of Directors

/s/ F. J. Buri

F. J. Buri
Corporate Secretary

                                                                     APPENDIX A

                       WISCONSIN POWER AND LIGHT COMPANY

                                 ANNUAL REPORT

                     For the Year Ended December 31, 2001

Contents                                                                              Page
--------                                                                              ----
Definitions..........................................................................  A-2
The Company..........................................................................  A-3
Selected Financial Data..............................................................  A-3
Management's Discussion and Analysis of Financial Condition and Results of Operations  A-4
Report of Independent Public Accountants............................................. A-14
Consolidated Financial Statements
   Consolidated Statements of Income................................................. A-15
   Consolidated Balance Sheets....................................................... A-16
   Consolidated Statements of Cash Flows............................................. A-18
   Consolidated Statements of Capitalization......................................... A-19
   Consolidated Statements of Changes in Common Equity............................... A-20
Notes to Consolidated Financial Statements........................................... A-21
Shareowner Information............................................................... A-34
Executive Officers................................................................... A-34

                                  DEFINITIONS

Certain abbreviations or acronyms used in the text and notes of this report are defined below:

Abbreviation or Acronym Definition
----------------------- ----------
  AFUDC................ Allowance for Funds Used During Construction
  Alliant Energy....... Alliant Energy Corporation
  ATC.................. American Transmission Company, LLC
  CAA.................. Clean Air Act
  Corporate Services... Alliant Energy Corporate Services, Inc.
  DNR.................. Department of Natural Resources
  Dth.................. Dekatherm
  Enron................ Enron Corporation
  EPA.................. U.S. Environmental Protection Agency
  FASB................. Financial Accounting Standards Board
  FERC................. Federal Energy Regulatory Commission
  ICC.................. Illinois Commerce Commission
  IES.................. IES Industries Inc.
  IESU................. IES Utilities Inc.
  IPC.................. Interstate Power Company
  IP&L................. Interstate Power and Light Company
  ISO.................. Independent System Operator
  Kewaunee............. Kewaunee Nuclear Power Plant
  KWh.................. Kilowatt-hour
  MD&A................. Management's Discussion and Analysis of Financial Condition and
                        Results of Operations
  MGP.................. Manufactured Gas Plants
  MW................... Megawatt
  MWh.................. Megawatt-hour
  NEPA................. National Energy Policy Act of 1992
  NOx.................. Nitrogen Oxides
  NRC.................. Nuclear Regulatory Commission
  PSCW................. Public Service Commission of Wisconsin
  PUHCA................ Public Utility Holding Company Act of 1935
  Resources............ Alliant Energy Resources, Inc.
  SEC.................. Securities and Exchange Commission
  SFAS................. Statement of Financial Accounting Standards
  SFAS 133............. Accounting for Derivative Instruments and Hedging Activities
  South Beloit......... South Beloit Water, Gas and Electric Company
  STB.................. Surface Transportation Board
  Union Pacific........ Union Pacific Railroad
  U.S.................. United States
  WNRB................. Wisconsin Natural Resources Board
  WP&L................. Wisconsin Power and Light Company
  WPLH................. WPL Holdings, Inc.

WP&L filed a combined Form 10-K for 2001 with the SEC; such document included the filings of WP&L's parent, Alliant Energy, IP&L and WP&L. Certain portions of MD&A and the Notes to Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to Alliant Energy, IP&L, Resources and/or Corporate Services. All required disclosures for WP&L are included in this proxy statement thus such additional disclosures represent supplemental information.

                                  THE COMPANY

In April 1998, WPLH, IES and IPC completed a merger resulting in Alliant Energy. The primary first tier subsidiaries of Alliant Energy include: WP&L, IP&L, Resources and Corporate Services. IP&L was formed as a result of the merger of IPC with and into IESU effective January 1, 2002.

WP&L was incorporated in Wisconsin in 1917 as the Eastern Wisconsin Electric Company and is a public utility engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services in selective markets. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. At December 31, 2001, WP&L supplied electric and gas service to 421,608 and 167,209 customers, respectively. WP&L also had 19,318 water customers. In 2001, 2000 and 1999, WP&L had no single customer for which electric and/or gas sales accounted for 10% or more of WP&L's consolidated revenues. WPL Transco LLC was formed in Wisconsin in 2000 and is the wholly-owned subsidiary of WP&L, which holds the investment in ATC. WP&L owns all of the outstanding capital stock of South Beloit, a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments that are not material to WP&L's operations.

WP&L is subject to regulation by the PSCW as to retail utility rates and service, accounts, issuance and use of proceeds of securities, certain additions and extensions to facilities and in other respects. WP&L is generally required to file a rate case with the PSCW every two years based on a forward-looking test year period. However, as one of the conditions for approval of the 1998 merger which formed Alliant Energy, the PSCW has required, with certain exception, that WP&L freeze for four years on a post-merger basis retail electric, natural gas and water rates. The last of the rate freezes will expire in April 2002. WP&L filed retail and wholesale base rate increase requests in 2001 and the first quarter of 2002, respectively. Refer to "Utility Industry Review--Rates and Regulatory Matters" in MD&A for further discussion.

Electric Operations--As of December 31, 2001, WP&L provided retail electric service to 419,643 electric retail customers, 600 communities and 29 wholesale customers. WP&L's electric utility operations accounted for 78% of operating revenues and 97% of operating income for the year ended December 31, 2001. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 2001, the maximum peak hour demand for WP&L was 2,696 MW and occurred on July 31, 2001.

Gas Operations--As of December 31, 2001, WP&L provided retail natural gas service to 167,209 gas customers in 233 communities. WP&L's gas utility operations accounted for 21% of operating revenues and 2% of operating income for the year ended December 31, 2001. WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for cooking, heating and other purposes, with a large heating peak occurring during the winter season.

                            SELECTED FINANCIAL DATA

                                                       Year Ended December 31,
                                        ------------------------------------------------------
                                           2001       2000       1999       1998       1997
                                        ---------- ---------- ---------- ---------- ----------
                                                            (in thousands)
Operating revenues..................... $  965,353 $  862,381 $  752,505 $  731,448 $  794,717
Earnings available for common stock....     70,180     68,126     67,520     32,264     67,924
Cash dividends declared on common stock     60,449         --     58,353     58,341     58,343
Total assets...........................  1,879,882  1,857,024  1,766,135  1,685,150  1,664,604
Long-term obligations, net.............    523,183    569,309    471,648    471,554    420,414

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WP&L's common stock outstanding. As such, earnings per share data is not disclosed herein. The 1998 financial results reflect the recording of $17 million of pre-tax merger-related charges.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                          FORWARD-LOOKING STATEMENTS

Statements contained in this report (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: factors listed in "Other Matters--Other Future Considerations;" weather effects on sales and revenues; general economic and political conditions in WP&L's domestic service territories; federal and state regulatory or governmental actions, including issues associated with the deregulation of the domestic utility industry and the ability to obtain adequate and timely rate relief; unanticipated construction and acquisition expenditures; issues related to stranded costs and the recovery thereof; unanticipated issues related to the supply of purchased electricity and price thereof; unexpected issues related to the operations of Kewaunee; unanticipated costs associated with certain environmental remediation efforts being undertaken by WP&L and with environmental compliance generally; technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and changes in the rate of inflation. WP&L assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

                            UTILITY INDUSTRY REVIEW

Overview--WP&L has one utility subsidiary, South Beloit. As a public utility with significant utility assets, WP&L competes in an ever-changing utility industry. Electric energy generation, transmission and distribution are in a period of fundamental change resulting from legislative, regulatory, economic and technological changes. These changes impact competition in the electric wholesale and retail markets as customers of electric utilities are being offered alternative suppliers. Such competitive pressures could result in electric utilities losing customers and incurring stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing) which would be borne by security holders if the costs cannot be recovered from customers.

WP&L is currently subject to regulation by FERC, and state regulation in Wisconsin and Illinois. FERC regulates competition in the electric wholesale power generation market and each state regulates whether to permit retail competition, the terms of such retail competition and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition. WP&L cannot predict the timing of a restructured electric industry or the impact on its financial condition or results of operations but does believe it is well-positioned to compete in a deregulated competitive market. Although WP&L ultimately believes that the electric industry will be deregulated, the pace of deregulation in its primary retail electric service territories has been delayed due to events related to Enron and California's restructured electric utility industry.

WP&L, including South Beloit, transferred its transmission assets with no gain or loss (approximate net book value of $186 million) to ATC on January 1, 2001. WP&L received a tax-free cash distribution of $75 million from ATC and had a $110 million equity investment in ATC, with an ownership percentage of approximately 26.5 percent at December 31, 2001. This transfer has not resulted in a significant impact on WP&L's financial condition or results of operations since FERC allows ATC to earn a return on the contributed assets comparable to the return formerly allowed WP&L by the PSCW and FERC. During 2001, ATC returned approximately 80 percent of its earnings to the equity holders and, although no assurance can be given, WP&L anticipates ATC will continue with this policy in the future. ATC realizes its revenues from the provision of transmission services to both participants in ATC as well as non-participants. ATC is a transmission-owning member of the Midwest ISO and the Mid-America Interconnected Network, Inc. Regional Reliability Council.

WP&L complied with provisions of a FERC order requiring utilities to voluntarily turn over operational control of their transmission systems to a regional entity by the end of 2001 by WP&L's transfer of its transmission assets to ATC and the participation of WP&L in the Midwest ISO, which was given Regional Transmission Organization (RTO) status in December 2001. The Midwest ISO began providing security coordination functions in December 2001 and began offering transmission service in the first quarter of 2002 and WP&L now receives all of its transmission services from the Midwest ISO.

Rates and Regulatory Matters--As part of its merger approval, FERC accepted a proposal by WP&L which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the April 1998 merger forming Alliant Energy. WP&L also agreed with the PSCW to provide customers a four-year retail electric and gas price freeze (the ICC granted South Beloit a three-year price freeze), with certain exceptions, which commenced on the effective date of the April 1998 merger. As a result, the last of the price freezes impacting WP&L will expire in April 2002.

In 2000, the NRC issued expanded performance measures which raised several areas of concern with Kewaunee's operations. Kewaunee is a nuclear facility in which WP&L has a 41 percent ownership interest. Addressing the NRC's concerns and ensuring that Kewaunee operates in accordance with current industry and regulatory standards resulted in additional operating costs to WP&L in 2001 of approximately $8 million and WP&L is expected to incur an additional $21 million of incremental costs in 2002 through 2005. In April 2001, the PSCW approved the deferral of such incremental costs incurred after March 27, 2001 (WP&L has deferred $5.5 million of such costs at December 31, 2001). In July 2001, WP&L requested a one-time $19 million retail electric rate increase from the PSCW to recover a portion of the costs associated with the increased Kewaunee operating costs and costs associated with the replacement of the steam generators at Kewaunee. WP&L expects that the remainder of the additional operating costs related to Kewaunee will be recovered through future base rate filings with the PSCW.

In August 2001, WP&L filed a $114 million base rate increase request with the PSCW related to its investments in reliability, customer service, technology and environmental upgrades, as well as investments in its infrastructure. In September 2001, WP&L filed a request with the PSCW to consolidate the $19 million request for increased Kewaunee operating costs with the new base rate increase request of $114 million. These filings apply to retail electric ($105 million), natural gas ($26 million) and water ($2 million) rates. Also in September 2001, WP&L filed a request with the PSCW, along with three other Wisconsin utilities, for an increase in rates of $16 million for incremental costs associated with the start-up and ongoing operations of ATC (WP&L has deferred $5.9 million of such costs at December 31, 2001). In December 2001, WP&L filed a request for interim rate relief related to such filings of approximately $63 million ($41 million for retail electric, $21 million for natural gas and $1 million for water rates) to be effective on April 14, 2002. The interim level is generally based on PSCW staff adjustments recommended in a recently completed audit. Reductions in purchased-power and fuel costs since the initial filing constituted a significant portion of such adjustments. As a result, these adjustments would have no impact on WP&L's financial condition or results of operations. WP&L expects final rates to be implemented in the third quarter of 2002 and to be set at levels higher than the interim levels, but significantly lower than the original request, although no assurance can be given. Also, in February 2002, WP&L filed a $6.2 million request with FERC for new wholesale electric base rates. WP&L also plans to file a base rate increase request with the PSCW in the second quarter of 2002 for its 2003 and 2004 rates. At this time, there are no plans for filing a new base rate case in Illinois for South Beloit.

In December 2001, the PSCW authorized WP&L to defer incremental costs for security measures and insurance premiums related to the September 11, 2001 terrorist attacks. WP&L began deferring the increased costs in December 2001 and the issue of cost recovery will be addressed in WP&L's future base rate case proceedings.

In December 2000, WP&L requested a $73 million annual retail electric rate increase from the PSCW to cover increases in WP&L's 2001 fuel and purchased-power costs. The PSCW approved a $46 million interim increase effective February 2001, which was replaced with a $58 million final increase effective June 2001. Two customer groups filed an appeal to a Wisconsin state court, challenging certain portions of the final order. This matter is still pending in state court. The final order included a refund provision for costs collected in rates that are in excess of actual costs incurred. In March 2002, WP&L filed with the PSCW to refund approximately $4 million to customers based on lower than projected fuel and purchased-power costs in 2001. The refund amount ultimately provided by WP&L is subject to PSCW approval. WP&L had recorded the necessary reserve for the 2001 refund at December 31, 2001. In addition, in March 2002 WP&L filed with and received approval from the PSCW for a decrease in retail electric rates of approximately $19 million based on lower fuel and purchased-power costs.

WP&L believed Union Pacific was charging an excessive rate for transporting low-sulfur coal from the Powder River Basin to the Edgewater Generating Station located in Sheboygan, Wisconsin. To contest the rate, WP&L filed a rate case with the STB and, upon the expiration of the existing contract, began moving coal under a tariff rate beginning January 1, 2000. Following the STB's initial decision, WP&L, as part of a negotiated settlement, received payments from Union Pacific in 2001 of $4 million, covering the period from January 1, 2000 through October 22, 2001. While WP&L and Union Pacific have agreed upon future rates, both parties have filed petitions for reconsideration with the STB on certain aspects of its decision, which could impact the final amount received by WP&L. The refund amount will also be reviewed by the PSCW in conjunction with WP&L's 2001 fuel refund filing.

In connection with a statewide docket to investigate compliance issues associated with the EPA's NOx emission reductions, in 1999 the PSCW authorized deferral of all incremental NOx compliance costs excluding internal labor and replacement purchased-power costs. The PSCW approved WP&L's compliance plans and granted a 10-year straight-line depreciation method for NOx compliance investments. WP&L has deferred $3.0 million of costs at December 31, 2001 and anticipates recovery of these costs beginning with the base rate increase request filed in 2001. The depreciation lives will be reviewed every two years.

                             RESULTS OF OPERATIONS

Overview--WP&L's earnings available for common stock increased $2.1 million and $0.6 million in 2001 and 2000, respectively. The 2001 increase was primarily due to higher electric margins and a lower effective income tax rate, partially offset by increased operating expenses and lower gas margins. The 2000 increase was primarily due to higher electric margins and a reduced effective income tax rate, largely offset by increased operation and maintenance, depreciation and amortization and interest expenses.

Weather did not have a material impact on WP&L's 2001 results as the benefits from a colder than normal first quarter, high humidity levels for a portion of the summer and income realized from a weather hedge WP&L had in place in the fourth quarter largely offset the impact of an extremely mild fourth quarter.

Electric Utility Operations--Electric margins and MWh sales for WP&L for 2001, 2000 and 1999 were as follows (in thousands):

                                          Revenues and Costs                    MWhs Sold
                                  ----------------------------------  ----------------------------
                                    2001     2000   *      1999   **   2001   2000  *     1999  **
                                  -------- -------- --   -------- --  ------ ------ --   ------ --
Residential...................... $248,128 $229,668  8%  $213,496  8%  3,318  3,151  5%   3,111  1%
Commercial.......................  138,269  127,199  9%   116,947  9%  2,122  2,031  4%   1,980  3%
Industrial.......................  207,791  190,085  9%   171,118 11%  4,538  4,688 (3)%  4,570  3%
                                  -------- --------      --------     ------ ------      ------
   Total from ultimate customers.  594,188  546,952  9%   501,561  9%  9,978  9,870  1%   9,661  2%
Sales for resale.................  131,187  115,715 13%   102,751 13%  3,524  3,228  9%   3,252 (1)%
Other............................   28,075   29,524 (5)%   22,295 32%     61     63 (3)%     54 17%
                                  -------- --------      --------     ------ ------      ------
   Total revenues/sales..........  753,450  692,191  9%   626,607 10% 13,563 13,161  3%  12,967  1%
                                                                      ====== ======      ======
Electric production fuels expense  120,722  113,208  7%   110,521  2%
Purchased-power expense..........  217,306  146,939 48%   107,598 37%
                                  -------- --------      --------
   Margin........................ $415,422 $432,044 (4)% $408,488  6%
                                  ======== ========      ========

----------
* Reflects the percent change from 2000 to 2001. ** Reflects the percent change from 1999 to 2000.

Due to the formation of ATC on January 1, 2001, electric margin in 2001 included wheeling expenses from ATC of $30 million. Such expenses were offset by equity income (WP&L accounts for its investment in ATC under the equity method), reduced other operation and maintenance expenses and lower depreciation expense, resulting in no significant net income impact due to the formation of ATC. On a comparable basis, electric margin increased $13.8 million, or 3%, and $23.6 million, or 6%, during 2001 and 2000, respectively. The 2001 increase was primarily due to lower purchased-power and fuel costs impacting margin, increased residential and commercial sales due to more favorable weather conditions in 2001 compared to 2000 and continued retail customer growth. These items were partially offset by $10 million of income recorded in 2000 for a change in estimate of utility services rendered but unbilled at month-end and lower industrial sales, largely due to impacts of a slowing economy.

The 2000 increase was primarily due to increased sales to retail customers due to continued economic growth in WP&L's service territory, the favorable $10 million change in estimate of utility services rendered but unbilled at month-end and increased energy conservation revenues. These items were partially offset by the impact of milder weather conditions in 2000 compared to 1999 and higher purchased-power and fuel costs.

Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for information relating to utility fuel cost recovery. Refer to "Utility Industry Review--Rates and Regulatory Matters" for information on WP&L's rate filings.

Gas Utility Operations--Gas margins and Dth sales for WP&L for 2001, 2000 and 1999 were as follows (in thousands):

                                   Revenues and Costs                      Dths Sold
                         ------------------------------------   -----------------------------
                           2001     2000    *      1999   **     2001   2000   *     1999  **
                         -------- -------- ---   -------- ---   ------ ------ ---   ------ --
Residential............. $107,673 $ 96,204  12%  $ 69,662  38%  11,754 12,769  (8)% 12,070  6%
Commercial..............   58,658   54,512   8%    35,570  53%   7,572  8,595 (12)%  7,771 11%
Industrial..............    8,907    8,581   4%     6,077  41%   1,197  1,476 (19)%  1,520 (3)%
Transportation/other....   31,625    5,855 440%     9,461 (38)% 16,866 13,680  23%  13,237  3%
                         -------- --------       --------       ------ ------       ------
   Total revenues/sales.  206,863  165,152  25%   120,770  37%  37,389 36,520   2%  34,598  6%
                                                                ====== ======       ======
Cost of gas sold........  153,823  107,131  44%    64,073  67%
                         -------- --------       --------
   Margin............... $ 53,040 $ 58,021  (9)% $ 56,697   2%
                         ======== ========       ========

----------
* Reflects the percent change from 2000 to 2001. ** Reflects the percent change from 1999 to 2000.

Gas revenues and cost of gas sold increased significantly for 2001 and 2000 due to the large increase in natural gas prices in the first half of 2001 and last half of 2000. Due to WP&L's rate recovery mechanisms for gas costs, these increases alone had little impact on gas margin. Gas margin decreased $5.0 million, or 9%, and increased $1.3 million, or 2%, during 2001 and 2000, respectively. The 2001 decrease was largely due to lower retail sales primarily related to unusually high gas prices earlier in 2001 as some customers either chose alternative fuel sources or used less natural gas, the impact of the slowing economy and losses associated with current commodity costs, which are shared by ratepayers and shareowners. The 2000 increase was largely due to more favorable weather conditions in the 2000 heating season compared to 1999, partially offset by reduced energy conservation revenues. WP&L realized pre-tax income of $2 million, $2 million and $5 million from weather hedges it had in place in 2001, 2000 and 1999, respectively, which is recorded in "Miscellaneous, net" in WP&L's Consolidated Statements of Income. Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for information relating to natural gas cost recovery.

Other Operating Expenses-- Due to the formation of ATC in 2001, WP&L incurred $10 million of operation and maintenance expenses in 2000 that were not incurred in 2001. On a comparable basis, other operation and maintenance expenses increased $7.6 million and $16.8 million for 2001 and 2000, respectively. The 2001 increase was primarily due to higher nuclear operating costs (partially due to a planned refueling outage at Kewaunee in the fourth quarter of 2001), higher uncollectible customer account balances largely due to the unusually high gas prices earlier in the year and higher other administrative and general costs. These items were partially offset by decreased fossil-plant maintenance expenses. The 2000 increase was primarily due to a planned refueling outage at Kewaunee, higher expenses in the energy delivery business unit, increased energy conservation expense and increased maintenance expenses. The 2000 increases were partially offset by expenses incurred in 1999 relating to WP&L's Year 2000 program.

Depreciation and amortization expense decreased $10.8 million and increased $26.9 million for 2001 and 2000, respectively. The 2001 decrease was primarily due to the impact of the formation of ATC and decreased earnings on the nuclear decommissioning trust fund, partially offset by increased expense due to property additions. The 2000 increase was primarily due to increased earnings in the nuclear decommissioning trust fund of approximately $20 million, property additions and higher amortization expense. The accounting for earnings on the nuclear decommissioning trust funds results in no net income impact. Miscellaneous, net income is increased for earnings on the trust fund, which is offset in depreciation expense.

Taxes other than income taxes increased $3.3 million for 2001 due to increased gross receipts and payroll taxes.

Interest Expense and Other--Interest expense increased $3.7 million in 2000 due to higher interest rates and borrowings outstanding.

Equity income from unconsolidated investments increased $15.0 million for 2001, largely due to ATC beginning operations on January 1, 2001.

Miscellaneous, net income decreased $3.5 million and increased $18.4 million in 2001 and 2000, respectively, primarily due to differences in earnings in the nuclear decommissioning trust fund. WP&L realized $2 million, $2 million and $5 million of income from weather hedges in 2001, 2000 and 1999, respectively.

Income Taxes--The effective income tax rates were 35.9%, 37.5% and 39.2% in 2001, 2000 and 1999, respectively. Refer to Note 4 of the "Notes to Consolidated Financial Statements" for additional information.

                        LIQUIDITY AND CAPITAL RESOURCES

Overview--Given WP&L's financing flexibility, including access to the debt securities market, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future. WP&L's capital requirements are primarily attributable to its construction and acquisition programs and its debt maturities. WP&L expects to meet its future capital requirements with cash generated from operations and external financings. The level of cash generated from operations is partially dependent on economic conditions, legislative activities and timely regulatory recovery of utility costs. Liquidity and capital resources are also affected by costs associated with environmental and regulatory issues.

Based on current expectations, WP&L plans to invest approximately $832 million in various capital projects and investments in 2002-2006, including generation projects and environmental compliance initiatives. These various investments are described in detail below.

Cash Flows--In 2001, WP&L's cash flows from operating activities decreased $40 million due to changes in working capital. In 2001, WP&L's cash flows used for financing activities increased $14 million due to common stock dividends paid in 2001 as no dividends were declared in 2000 due to management of WP&L's capital structure, partially offset by a capital contribution of $35 million by the parent company and changes in debt issued and retired. Cash flows used for investing activities decreased $57 million in 2001 due to proceeds received from the transfer of WP&L's transmission assets to ATC which were partially offset by increased levels of construction expenditures. In 2000, WP&L's cash flows used for financing activities increased $20 million due to changes in debt issued and retired and a capital contribution of $30 million in 1999 from the parent company, partially offset by no common stock dividends declared in 2000 due to management of its capital structure.

Long-Term Debt--At December 31, 2001, WP&L had $150 million of long-term debt that will mature prior to December 31, 2006. Depending on market conditions, it is anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities. Refer to Note 7(b) of the "Notes to Consolidated Financial Statements" for additional information on long-term debt.

Short-Term Debt--In addition to funding working capital needs, the availability of short-term financing provides WP&L flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. At December 31, 2001, WP&L was authorized by the applicable federal or state regulatory agency to issue short-term debt of $240 million.

WP&L participates in a utility money pool that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L can only borrow money from the utility money pool.

WP&L anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by credit rating services. Refer to
Note 7(a) of the "Notes to Consolidated Financial Statements" for additional information on short-term debt, including information on the utility money pool.

Debt Ratings--Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. The debt ratings of WP&L by Moody's and Standard & Poor's were as follows at December 31, 2001:

                                        Moody's Standard & Poor's
                                        ------- -----------------
               Secured long-term debt..   Aa2          A+
               Unsecured long-term debt   Aa3          A-

Ratings Triggers--The long-term debt of WP&L is not subject to any repayment requirements as a result of credit rating downgrades or so-called "ratings triggers." However, certain lease agreements of WP&L do contain such ratings triggers. The threshold for these triggers varies among the applicable leases. If the payments were accelerated under all the affected leases it would result in accelerated payments of less than $30 million.

Sale of Accounts Receivable--Refer to Note 3 of the "Notes to Consolidated Financial Statements" for information on WP&L's sale of accounts receivable program.

Financial Commitments--WP&L has various synthetic leases related to the financing of certain utility railcars and a utility radio dispatch system. Certain financings involve the use of unconsolidated structured finance or special purpose entities. WP&L believes these financings are not material to its liquidity or capital resources. WP&L also uses a consolidated special purpose entity for its utility sale of accounts receivable program. WP&L does not use special purpose entities for any other purpose. These financings are all fully reported in Notes 2 and 3 of the "Notes to Consolidated Financial Statements."

Credit Risk--Credit risk is inherent in WP&L's operations and relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. WP&L maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WP&L against all losses from non-performance by counterparties.

Although WP&L had modest contracts with Enron, their bankruptcy has had an insignificant impact on WP&L's day-to-day operations. WP&L has replaced certain Enron contracts by entering into contracts with credit-worthy counterparties where deemed necessary.

Environmental--WP&L's pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

Wisconsin facilities are subject to state and federal requirements of the CAA, including meeting ambient air quality standards. Based on modeling conducted under the CAA by the Wisconsin DNR, an eastern portion of Wisconsin along Lake Michigan, in which WP&L's Edgewater Generating Station is located, has been designated as non-attainment with respect to the one-hour ozone air quality standard. The Wisconsin DNR has developed a rate-of-progress (ROP) rule to bring the area into attainment with the standard. The rule requires Edgewater Generating Station to meet annual NOx emission reductions beginning in May 2003 and ending in May 2007. Thereafter, the May 2007 ozone emission standard will apply to the facility. The Wisconsin DNR will determine the success of the ROP rule through modeling. To date, the modeling data still indicates the area is non-attainment with the one-hour ozone standard although recent data indicates the air quality is improving. Based on existing technology, WP&L estimates the capital investments required to meet the ROP rule through 2007 will be approximately $15 million.

WP&L is also pursuing voluntary NOx reductions and along with Alliant Energy has developed a unique and cost effective technology to reduce NOx emissions from power generating facilities. The U.S. Department of Energy has awarded Alliant Energy a $2.5 million federal grant for its innovation for leading edge clean coal technologies.

Revisions to the Wisconsin Administrative Code have been proposed that could have a significant impact on WP&L's operation of its Wisconsin generating facilities. The proposed revisions would affect the amount of heat that WP&L's generating stations can discharge into Wisconsin waters. WP&L cannot presently predict the final outcome of the revisions but believes that, as the revisions are currently proposed, capital investments and/or modifications required to meet the proposed discharge limits could be significant.

In 2000, the EPA made a regulatory determination in favor of controlling Hazardous Air Pollutant Emissions (HAPs) (including mercury) from electric utilities, which was challenged by utility industry groups in two lawsuits filed in February 2001. The court has since ruled in favor of the EPA in both cases. The EPA is currently developing regulations that are expected to be in place by 2004, with a compliance deadline of 2007. Although the level of control of mercury and other HAPs from generating plants is uncertain at this time, WP&L believes that capital investments and/or modifications that may be required to control these emissions could be significant.

Also in 2000, the WNRB voted to allow the Wisconsin DNR to proceed with rulemaking to reduce mercury emissions. WP&L and the other Wisconsin Utility Association members have recommended to the WNRB a workable state-level mercury emissions control program that protects reliability and does not disadvantage Wisconsin when federal mercury rules are later developed. The Wisconsin DNR issued the proposed rule in May 2001, which is expected to be modified in late 2002. WP&L cannot presently predict the final outcome of the regulation, but believes that required capital investments and/or modifications to achieve compliance with the regulation could be significant.

In December 2000 and February 2001, the EPA requested certain information relating to the historical operation of WP&L's major coal-fired generating units in Wisconsin. WP&L has responded to both requests and has not yet received a response from the EPA. In some cases involving similar EPA requests from other electric generating facilities, penalties and capital expenditures have resulted. The U.S. Department of Justice is currently conducting a review of this enforcement initiative to assess whether it is consistent with the CAA. In addition, on a broader basis, the EPA is assessing the impact of investments in utility generation capacity, energy efficiency and environmental protection, as well as assessing proposed multi-pollutant legislation. Results of these reviews are expected in mid-2002. WP&L cannot presently predict what impact, if any, these issues may have on its financial condition or results of operations. However, any required remedial action resulting from these matters could be significant.

Refer to Note 10(d) of the "Notes to Consolidated Financial Statements" for further discussion of environmental matters.

Construction and Acquisition Expenditures--Capital expenditures, investments and financing plans are continually reviewed, approved and updated as part of WP&L's ongoing strategic planning and annual budgeting processes. In addition, material capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in WP&L's anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of WP&L's profitability, variations in sales, changing market conditions and new opportunities. WP&L anticipates financing its construction expenditures, including new electric generation facilities, during 2002-2006 through internally generated funds supplemented, when necessary, by outside financing. WP&L believes it has a strong financial position that provides it the ability to issue external financings at competitive rates.

WP&L currently anticipates 2002 utility construction and acquisition expenditures will be approximately $158 million. During 2003-2006, WP&L currently anticipates to spend approximately $674 million for utility construction and acquisition expenditures.

                                 OTHER MATTERS

Market Risk Sensitive Instruments and Positions--WP&L's primary market risk exposures are associated with interest rates, commodity prices and equity prices. WP&L has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

Interest Rate Risk--WP&L is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt and its utility accounts receivable sale program. WP&L manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes on interest rates. WP&L has also historically used interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on WP&L's results of operations and financial condition. Assuming no change in WP&L's consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2002 than in 2001, interest expense and pre-tax earnings would increase (decrease) by approximately $1.4 million. This amount was determined by considering the impact of a hypothetical 100 basis points increase (decrease) in interest rates on WP&L's variable-rate debt held and the amount outstanding under its accounts receivable sale program at December 31, 2001.

Commodity Risk--Non-trading--WP&L is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity and natural gas it markets. WP&L employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. WP&L's exposure to commodity price risks is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for further discussion.

WP&L periodically utilizes gas commodity derivative instruments to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are substantially offset by changes in the value of the gas commodity swaps. To the extent actual storage withdrawals vary from forecasted withdrawals, WP&L has physical commodity price exposure. A 10 percent increase (decrease) in the price of gas would not have a significant impact on the combined fair market value of the gas in storage and related swap arrangements in place at December 31, 2001.

Equity Price Risk--WP&L maintains a trust fund to fund its anticipated nuclear decommissioning costs. At December 31, 2001 and 2000, this fund was invested primarily in domestic equity and debt instruments. Fluctuations in equity prices or interest rates will not affect WP&L's consolidated results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and depreciation expense when they are realized. In February 2001, WP&L entered into a four-year hedge on equity assets in its nuclear decommissioning trust fund. Refer to Note 9(c) of the "Notes to Consolidated Financial Statements" for further discussion.

Accounting Pronouncements--In July 2001, the FASB issued SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that all business combinations be accounted for using the purchase method. Use of the pooling-of-interests method is no longer allowed. The provisions of SFAS 141 were effective for all business combinations initiated after June 30, 2001. SFAS 142 addresses the method of accounting for acquired goodwill and other intangible assets upon, and subsequent to, the date of the acquisition. Among other provisions, SFAS 142 eliminates the amortization of goodwill and replaces it with periodic assessments of the realization of the recorded goodwill and other intangible assets. WP&L did not incur goodwill or other intangible assets impairment charges upon its adoption of SFAS 142.

In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. WP&L must adopt SFAS 143 no later than January 1, 2003. With regards to the decommissioning of Kewaunee, SFAS 143 will require WP&L to record at fair value the decommissioning liability and a corresponding asset, which will then be depreciated over the remaining expected service life of the plant's generating unit. Currently, decommissioning amounts collected in rates and the investment earnings are reported in accumulated depreciation. WP&L has not yet determined what other assets may have associated retirement costs as defined by SFAS 143. WP&L does not anticipate SFAS 143 will have a material impact on its financial condition or results of operations.

In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. WP&L adopted SFAS 144 on January 1, 2002. WP&L expects that the implementation of SFAS 144 will not have a material impact on its financial condition or results of operations.

Critical Accounting Policies--WP&L believes the policies identified below are critical to WP&L's business and the understanding of its results of operations. The impact and any associated risks related to these policies on WP&L's business are discussed throughout MD&A where applicable. Refer to Note 1 of the "Notes to Consolidated Financial Statements" for detailed discussion on the application of these and other accounting policies. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. WP&L evaluates its estimates on an ongoing basis and bases them on a combination of historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. WP&L's critical accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements are as follows:

Regulatory Assets and Liabilities--SFAS 71, "Accounting for the Effects of Certain Types of Regulation," requires rate-regulated public utilities to record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These costs and credits are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. WP&L recognizes regulatory assets and liabilities in accordance with rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WP&L's regulatory assets and liabilities. WP&L evaluates and revises the accounting for its regulatory assets and liabilities on an ongoing basis, and as new regulatory orders are issued, to properly account for its activities under SFAS 71.

Derivative Financial Instruments--WP&L uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices and volatility in a portion of natural gas sales volumes due to weather. WP&L does not use such instruments for speculative purposes. To account for these derivative instruments in accordance with the applicable accounting rules, WP&L must determine the fair value of its derivatives. If an established, quoted market exists for the underlying commodity of the derivative instrument, WP&L uses the quoted market price to value the derivative instrument. For other derivatives, WP&L estimates the value based upon other quoted prices or acceptable valuation methods. WP&L also reviews the nature of its contracts for the purchase and sale of non-financial assets to assess whether the contracts meet the definition of a derivative and the requirements to follow hedge accounting as allowed by the applicable accounting rules. The determination of derivative status and valuations involves considerable judgment. WP&L reviews the accounting for and subsequent valuation of its derivative instruments on an ongoing basis.

Unbilled Revenues--WP&L accrues revenues for utility services rendered but unbilled at month-end. The monthly accrual process includes the development of various significant estimates, including the amount of natural gas and electricity used by each customer class and the associated revenues generated. Significant fluctuations in energy demand for the unbilled period or changes in the composition of WP&L's customer classes could impact the accuracy of the unbilled revenues estimate. WP&L updates the calculation each month and performs a detailed review of the estimate each quarter.

Valuation of Assets--WP&L's balance sheet includes investments in several available-for-sale securities accounted for in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." WP&L monitors any unrealized losses from such investments to determine if the loss is considered to be a temporary or permanent decline. The determination as to whether the investment is temporarily versus permanently impaired requires considerable judgment. When the investment is considered permanently impaired, the previously recorded unrealized loss would be recorded directly to the income statement as a realized loss.

Environmental Contingencies--WP&L has recorded various environmental liabilities as noted in Note 10(d) of the "Notes to Consolidated Financial Statements." Such environmental liabilities are estimated based upon historical experience and periodic analyses of its various environmental remediation sites. Such analyses estimate the environmental liability based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds, additional facts become known, or additional sites are identified and the liabilities are updated once such information becomes available. For WP&L, changes in cost estimates may be offset through rate recovery.

Other Future Considerations--In addition to items discussed earlier in MD&A, the following items could impact WP&L's future financial condition or results of operations:

WP&L's pension and other postretirement benefit expenses for 2002 are expected to be approximately $9 million higher than in 2001, primarily due to unfavorable asset returns, a reduction in the discount rate used to value plan benefits and expected increases in retiree medical costs. These cost increases will be addressed in rate filings in Wisconsin and with FERC in 2002.

WP&L has provided energy conservation services to its customers for many years through a program called Shared Savings. WP&L earns incentives that are recoverable in rates for assisting customers that make building or equipment improvements to reduce energy usage. As a result of legislative changes, this program may be reduced or eliminated in Wisconsin effective January 1, 2003. WP&L is aggressively pursuing both regulatory and legislative changes to retain some or all of the net income from this program in Wisconsin. If such efforts are unsuccessful, WP&L would experience a reduction in net income in 2003 compared to income realized in 2001. WP&L is also pursuing the development of additional demand-side management related programs within its service territory to replace or increase this net income.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and changes in common equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 25, 2002

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Year Ended December 31,
                                                                                ----------------------------
                                                                                  2001      2000      1999
                                                                                --------  --------  --------
                                                                                       (in thousands)
Operating revenues:
   Electric utility............................................................ $753,450  $692,191  $626,607
   Gas utility.................................................................  206,863   165,152   120,770
   Water.......................................................................    5,040     5,038     5,128
                                                                                --------  --------  --------
                                                                                 965,353   862,381   752,505
                                                                                --------  --------  --------
Operating expenses:
   Electric production fuels...................................................  120,722   113,208   110,521
   Purchased power.............................................................  217,306   146,939   107,598
   Cost of gas sold............................................................  153,823   107,131    64,073
   Other operation and maintenance.............................................  186,477   188,967   172,131
   Depreciation and amortization...............................................  129,098   139,911   113,037
   Taxes other than income taxes...............................................   32,504    29,163    30,240
                                                                                --------  --------  --------
                                                                                 839,930   725,319   597,600
                                                                                --------  --------  --------
Operating income...............................................................  125,423   137,062   154,905
                                                                                --------  --------  --------
Interest expense and other:
   Interest expense............................................................   43,483    44,644    40,992
   Equity income from unconsolidated investments...............................  (15,535)     (552)     (641)
   Allowance for funds used during construction................................   (4,753)   (5,365)   (4,511)
   Miscellaneous, net..........................................................  (12,500)  (15,984)    2,477
                                                                                --------  --------  --------
                                                                                  10,695    22,743    38,317
                                                                                --------  --------  --------
Income before income taxes.....................................................  114,728   114,319   116,588
                                                                                --------  --------  --------
Income taxes...................................................................   41,238    42,918    45,758
                                                                                --------  --------  --------
Income before cumulative effect of a change in accounting principle, net of tax   73,490    71,401    70,830
                                                                                --------  --------  --------
Cumulative effect of a change in accounting principle, net of tax..............       --        35        --
                                                                                --------  --------  --------
Net income.....................................................................   73,490    71,436    70,830
                                                                                --------  --------  --------
Preferred dividend requirements................................................    3,310     3,310     3,310
                                                                                --------  --------  --------
Earnings available for common stock............................................ $ 70,180  $ 68,126  $ 67,520
                                                                                ========  ========  ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                                                 ------------------------
                       ASSETS                       2001         2000
                       ------                    -----------  -----------
                                                      (in thousands)
     Property, plant and equipment:
        Electric plant in service............... $ 1,779,593  $ 2,007,974
        Gas plant in service....................     280,881      273,457
        Water plant in service..................      32,497       29,869
        Other plant in service..................     243,121      223,921
        Accumulated depreciation................  (1,328,111)  (1,380,723)
                                                 -----------  -----------
            Net plant...........................   1,007,981    1,154,498
        Construction work in progress...........      37,828       59,133
        Nuclear fuel, net of amortization.......      17,404       16,099
        Other, net..............................         681          369
                                                 -----------  -----------
                                                   1,063,894    1,230,099
                                                 -----------  -----------
     Current assets:
        Cash and temporary cash investments.....       4,389        2,584
        Accounts receivable:
          Customer..............................      33,190       51,769
          Associated companies..................       3,676        2,211
          Other.................................      16,571       13,865
        Production fuel, at average cost........      17,314       17,811
        Materials and supplies, at average cost.      20,669       21,639
        Gas stored underground, at average cost.      22,187       13,876
        Prepaid gross receipts tax..............      25,673       23,088
        Other...................................      13,018        6,397
                                                 -----------  -----------
                                                     156,687      153,240
                                                 -----------  -----------
     Investments:
        Nuclear decommissioning trust funds.....     215,794      195,768
        Investment in ATC and other.............     127,941       14,362
                                                 -----------  -----------
                                                     343,735      210,130
                                                 -----------  -----------
     Other assets:
        Regulatory assets.......................     109,864       88,721
        Deferred charges and other..............     205,702      174,834
                                                 -----------  -----------
                                                     315,566      263,555
                                                 -----------  -----------
     Total assets............................... $ 1,879,882  $ 1,857,024
                                                 ===========  ===========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        CONSOLIDATED BALANCE SHEETS (Continued)
                                                                     December 31,
                                                                ----------------------
                 CAPITALIZATION AND LIABILITIES                    2001        2000
                 -----------------------------                  ----------  ----------
                                                                    (in thousands)
Capitalization (See Consolidated Statements of Capitalization):
   Common stock................................................ $   66,183  $   66,183
   Additional paid-in capital..................................    264,603     229,516
   Retained earnings...........................................    381,333     371,602
   Accumulated other comprehensive loss........................    (10,167)     (4,708)
                                                                ----------  ----------
       Total common equity.....................................    701,952     662,593
                                                                ----------  ----------
   Cumulative preferred stock..................................     59,963      59,963
   Long-term debt (excluding current portion)..................    468,083     514,209
                                                                ----------  ----------
                                                                 1,229,998   1,236,765
                                                                ----------  ----------
Current liabilities:
   Variable rate demand bonds..................................     55,100      55,100
   Notes payable to associated companies.......................     90,816      29,244
   Accounts payable............................................     98,173     120,155
   Accounts payable to associated companies....................     36,678      32,442
   Other.......................................................     35,219      36,266
                                                                ----------  ----------
                                                                   315,986     273,207
                                                                ----------  ----------
Other long-term liabilities and deferred credits:
   Accumulated deferred income taxes...........................    206,245     222,819
   Accumulated deferred investment tax credits.................     24,907      29,472
   Customer advances...........................................     34,178      34,815
   Pension and other benefit obligations.......................     18,175          --
   Other.......................................................     50,393      59,946
                                                                ----------  ----------
                                                                   333,898     347,052
                                                                ----------  ----------
Commitments and contingencies (Note 10)

Total capitalization and liabilities........................... $1,879,882  $1,857,024
                                                                ==========  ==========




  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                                  -------------------------------
                                                                                    2001       2000       1999
                                                                                  ---------  ---------  ---------
                                                                                           (in thousands)
Cash flows from operating activities:
 Net income...................................................................... $  73,490  $  71,436  $  70,830
 Adjustments to reconcile net income to net cash flows from operating activities:
   Depreciation and amortization.................................................   129,098    139,911    113,037
   Amortization of nuclear fuel..................................................     4,554      5,066      6,094
   Deferred tax benefits and investment tax credits..............................    (6,791)   (12,077)   (12,618)
   Equity income from unconsolidated investments, net............................   (15,535)      (552)      (641)
   Distributions from equity method investments..................................     8,450        992        248
   Other.........................................................................   (10,539)   (15,451)     3,073
 Other changes in assets and liabilities:
   Accounts receivable...........................................................    14,408    (29,733)   (13,423)
   Accounts payable..............................................................   (20,891)    39,046      8,482
   Benefit obligations and other.................................................   (40,700)   (21,797)   (11,854)
                                                                                  ---------  ---------  ---------
       Net cash flows from operating activities..................................   135,544    176,841    163,228
                                                                                  ---------  ---------  ---------
Cash flows from (used for) financing activities:
   Common stock dividends........................................................   (60,449)        --    (58,353)
   Preferred stock dividends.....................................................    (3,310)    (3,310)    (3,310)
   Proceeds from issuance of long-term debt......................................        --    100,000         --
   Reductions in long-term debt..................................................   (47,000)    (1,875)        --
   Net change in short-term borrowings...........................................    61,572    (96,505)    48,950
   Capital contribution from parent..............................................    35,000         --     30,000
   Other.........................................................................    (2,720)    (1,242)        --
                                                                                  ---------  ---------  ---------
       Net cash flows from (used for) financing activities.......................   (16,907)    (2,932)    17,287
                                                                                  ---------  ---------  ---------
Cash flows used for investing activities:
   Utility construction expenditures.............................................  (147,032)  (131,640)  (131,915)
   Nuclear decommissioning trust funds...........................................   (16,092)   (16,092)   (16,092)
   Proceeds from formation of ATC and other asset dispositions...................    75,600        961        237
   Other.........................................................................   (29,308)   (28,109)   (31,001)
                                                                                  ---------  ---------  ---------
       Net cash flows used for investing activities..............................  (116,832)  (174,880)  (178,771)
                                                                                  ---------  ---------  ---------
Net increase (decrease) in cash and temporary cash investments...................     1,805       (971)     1,744
                                                                                  ---------  ---------  ---------
Cash and temporary cash investments at beginning of period.......................     2,584      3,555      1,811
                                                                                  ---------  ---------  ---------
Cash and temporary cash investments at end of period............................. $   4,389  $   2,584  $   3,555
                                                                                  =========  =========  =========
Supplemental cash flow information:
   Cash paid during the period for:..............................................
       Interest.................................................................. $  43,237  $  40,455  $  38,330
                                                                                  =========  =========  =========
       Income taxes.............................................................. $  54,161  $  54,676  $  47,164
                                                                                  =========  =========  =========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                                 December 31,
                                                                                            ----------------------
                                                                                               2001        2000
                                                                                            ----------  ----------
                                                                                                (in thousands,
                                                                                             except share amounts)
Common equity:
   Common stock--$5 par value--authorized 18,000,000 shares;13,236,601 shares
     outstanding........................................................................... $   66,183  $   66,183
   Additional paid-in capital..............................................................    264,603     229,516
   Retained earnings.......................................................................    381,333     371,602
   Accumulated other comprehensive loss....................................................    (10,167)     (4,708)
                                                                                            ----------  ----------
                                                                                               701,952     662,593
                                                                                            ----------  ----------
Cumulative preferred stock:
   Cumulative, without par value, not mandatorily redeemable--authorized 3,750,000 shares, maximum aggregate stated value $150,000,000:
       $100 stated value--4.50% series, 99,970 shares outstanding..........................      9,997       9,997
       $100 stated value--4.80% series, 74,912 shares outstanding..........................      7,491       7,491
       $100 stated value--4.96% series, 64,979 shares outstanding..........................      6,498       6,498
       $100 stated value--4.40% series, 29,957 shares outstanding..........................      2,996       2,996
       $100 stated value--4.76% series, 29,947 shares outstanding..........................      2,995       2,995
       $100 stated value--6.20% series, 150,000 shares outstanding.........................     15,000      15,000
       $25 stated value--6.50% series, 599,460 shares outstanding..........................     14,986      14,986
                                                                                            ----------  ----------
                                                                                                59,963      59,963
                                                                                            ----------  ----------
Long-term debt:
   First Mortgage Bonds:
       1990 Series V, 9.3%, retired in 2001................................................         --      27,000
       1984 Series A, variable rate (1.7% at December 31, 2001), due 2014..................      8,500       8,500
       1988 Series A, variable rate (1.85% at December 31, 2001), due 2015.................     14,600      14,600
       1991 Series A, variable rate (1.9% at December 31, 2001), due 2015..................     16,000      16,000
       1991 Series B, variable rate (1.9% at December 31, 2001), due 2005..................     16,000      16,000
       1992 Series W, 8.6%, due 2027, partially retired in 2001............................     70,000      90,000
       1992 Series X, 7.75%, due 2004......................................................     62,000      62,000
       1992 Series Y, 7.6%, due 2005.......................................................     72,000      72,000
                                                                                            ----------  ----------
                                                                                               259,100     306,100
   Debentures, 7%, due 2007................................................................    105,000     105,000
   Debentures, 5.7%, due 2008..............................................................     60,000      60,000
   Debentures, 7 5/8%, due 2010............................................................    100,000     100,000
                                                                                            ----------  ----------
                                                                                               524,100     571,100
                                                                                            ----------  ----------
   Less:
       Variable rate demand bonds..........................................................    (55,100)    (55,100)
       Unamortized debt discount, net......................................................       (917)     (1,791)
                                                                                            ----------  ----------
                                                                                               468,083     514,209
                                                                                            ----------  ----------
Total capitalization....................................................................... $1,229,998  $1,236,765
                                                                                            ==========  ==========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

                                                                                                Accumulated
                                                                          Additional               Other      Total
                                                                  Common   Paid-In   Retained  Comprehensive  Common
                                                                  Stock    Capital   Earnings  Income (Loss)  Equity
                                                                  ------- ---------- --------  ------------- --------
                                                                                     (in thousands)
1999:
Beginning balance................................................ $66,183  $199,438  $294,309     $     --   $559,930
   Earnings available for common stock...........................                      67,520                  67,520
   Common stock dividends........................................                     (58,353)                (58,353)
   Capital contribution from parent..............................            30,000                            30,000
                                                                  -------  --------  --------    ---------   --------
Ending balance...................................................  66,183   229,438   303,476           --    599,097

2000:
   Comprehensive income:
     Earnings available for common stock.........................                      68,126                  68,126
     Other comprehensive income (loss):
       Unrealized losses on derivatives qualified as hedges:
          Unrealized holding losses arising during period
            due to cumulative effect of a change in
            accounting principle, net of tax of ($430)...........                                     (642)      (642)
          Other unrealized holding losses arising during
            period, net of tax of ($3,634).......................                                   (5,151)    (5,151)
          Less: reclassification adjustment for losses
            included in earnings available for common
            stock, net of tax of ($769)..........................                                   (1,085)    (1,085)
                                                                                                 ---------   --------
       Net unrealized losses on qualifying derivatives...........                                   (4,708)    (4,708)
                                                                                                 ---------   --------
     Total comprehensive income..................................                                              63,418
   Common stock issued...........................................                78                                78
                                                                  -------  --------  --------    ---------   --------
Ending balance...................................................  66,183   229,516   371,602       (4,708)   662,593

2001:
   Comprehensive income:
     Earnings available for common stock.........................                      70,180                  70,180
     Other comprehensive income (loss):
       Minimum pension liability adjustment, net of tax
         of ($9,552).............................................                                  (14,248)   (14,248)
       Unrealized gains on derivatives qualified as
         hedges:
          Unrealized holding gains arising during
            period, net of tax of $3,932.........................                                    5,952      5,952
          Less: reclassification adjustment for losses
            included in earnings available for common
            stock, net of tax of ($1,676)........................                                   (2,837)    (2,837)
                                                                                                 ---------   --------
       Net unrealized gains on qualifying derivatives............                                    8,789      8,789
                                                                                                 ---------   --------
     Total comprehensive income..................................                                              64,721
   Common stock dividends........................................                     (60,449)                (60,449)
   Common stock issued...........................................                87                                87
   Capital contribution from parent..............................            35,000                            35,000
                                                                  -------  --------  --------    ---------   --------
Ending balance................................................... $66,183  $264,603  $381,333    ($ 10,167)  $701,952
                                                                  =======  ========  ========    =========   ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General --The consolidated financial statements include the accounts of WP&L and its principal consolidated subsidiaries WPL Transco LLC and South Beloit. WP&L is a subsidiary of Alliant Energy and is engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and water services. Nearly all of WP&L's retail customers are located in south and central Wisconsin.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S., which give recognition to the rate making and accounting practices of FERC and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect:
a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and
b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation.

Unconsolidated investments for which WP&L has at least a 20 percent non-controlling voting interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WP&L's equity in net income or loss, which is included in "Equity income from unconsolidated investments" in the Consolidated Statements of Income and decreased for any dividends received. These investments are also increased or decreased for WP&L's proportionate share of other comprehensive income, which is included in "Accumulated other comprehensive loss" on the Consolidated Balance Sheets. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method. Refer to Note 8 for discussion of WP&L's cost method investments that are marked-to-market as a result of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

(b) Regulation--WP&L is subject to regulation under PUHCA, FERC, the PSCW and the ICC.

(c) Regulatory Assets--WP&L is subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. At December 31, 2001 and 2000, regulatory assets were comprised of the following items (in millions):

                                                      2001  2000
                                                     ------ -----
              Energy efficiency program costs....... $ 33.9 $19.8
              Tax-related (Note 1(d))...............   29.0  37.6
              Environmental liabilities (Note 10(d))   18.7  16.6
              Other.................................   33.4  18.4
                                                     ------ -----
                                                     $115.0 $92.4
                                                     ====== =====

If a portion of WP&L's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under accounting principles generally accepted in the U.S. for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down such assets to their fair value.

(d) Income Taxes--WP&L follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates through 2007.

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and WP&L, WP&L calculates its federal income tax provisions and makes payments to or receives payments from Alliant Energy as if it were a separate taxable entity.

(e) Temporary Cash Investments--Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(f) Depreciation of Utility Property, Plant and Equipment--WP&L uses a combination of straight-line and sum-of-the-years-digits depreciation methods as approved by the PSCW and ICC. The remaining depreciable life of Kewaunee, of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2010. Depreciation expense related to the decommissioning of Kewaunee is discussed in Note 10(e). The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

                                     2001 2000 1999
                                     ---- ---- ----
                            Electric 3.7% 3.6% 3.6%
                            Gas..... 4.1% 4.1% 3.9%

(g) Property, Plant and Equipment--Utility plant is recorded at original cost, which includes overhead, administrative costs and AFUDC. WP&L's aggregate gross AFUDC recovery rates used for 2001, 2000 and 1999, computed in accordance with the prescribed regulatory formula, were 7.9%, 10.8% and 5.4%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Consolidated Statements of Income. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(h) Operating Revenues--WP&L accrues revenues for services rendered but unbilled at month-end. In 2000, WP&L recorded an increase of $10 million in the estimate of utility services rendered but unbilled at month-end due to the implementation of refined estimation processes.

(i) Utility Fuel Cost Recovery--WP&L's retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual costs are more than three percent higher than the estimated costs used to establish rates. Any collections in excess of costs incurred in 2001 will be refunded in 2002, with interest. Accordingly, WP&L established a reserve in 2001 due to overcollection of fuel and purchased-power costs. WP&L has a gas performance incentive which includes a sharing mechanism whereby 40 percent of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WP&L, with the remainder refunded to or recovered from customers.

(j) Nuclear Refueling Outage Costs--Operating expenses incurred during refueling outages at Kewaunee are expensed by WP&L as incurred. A scheduled refueling outage occurred at Kewaunee in late 2001. The next scheduled refueling outage at Kewaunee is anticipated to commence in Spring 2003.

(k) Nuclear Fuel--Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on KWhs generated.

(l) Derivative Financial Instruments--WP&L uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices and volatility in a portion of natural gas sales volumes due to weather. WP&L also utilizes derivatives to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated as, and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. WP&L has a number of commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception in SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of SFAS 133." Based on this designation, these contracts are not accounted for as derivative instruments.

WP&L is exposed to losses related to financial instruments in the event of counterparties' non-performance. WP&L has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. WP&L has replaced certain Enron contracts by entering into contracts with credit-worthy counterparties where deemed necessary. WP&L is not aware of any material exposure to counterparty credit risk.

Refer to Note 9 for further discussion of WP&L's derivative financial instruments.

(2) LEASES

WP&L's operating lease rental expenses, which include certain purchased-power operating leases, for 2001, 2000 and 1999 were $23.4 million, $7.9 million and $7.7 million, respectively. The purchased-power leases below include $33 million in 2003 and a total amount of $423 million related to a new plant (Riverside) currently under development in Wisconsin. At December 31, 2001, WP&L's future minimum operating lease payments were as follows (in millions):

                                          2002  2003  2004  2005  2006  Thereafter Total
                                          ----- ----- ----- ----- ----- ---------- ------
Certain purchased-power agreements....... $18.3 $51.4 $65.8 $67.2 $68.5   $290.6   $561.8
Financings using special purpose entities   2.7   2.7   2.7   2.7   2.7     15.7     29.2
Other....................................   3.6   5.8   6.1   6.0   5.6      3.8     30.9
                                          ----- ----- ----- ----- -----   ------   ------
                                          $24.6 $59.9 $74.6 $75.9 $76.8   $310.1   $621.9
                                          ===== ===== ===== ===== =====   ======   ======

WP&L has various synthetic leases related to the financing of certain utility railcars and a utility radio dispatch system. Certain financings involve the use of unconsolidated structured finance or special purpose entities. Based on the magnitude of the amounts shown in the above table in "Financings using special purpose entities," WP&L believes these financings are not material to its liquidity or capital resources.

(3) UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 2001 and 2000, WP&L was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

WP&L participates in a combined accounts receivable sale program whereby IP&L and WP&L may sell up to a combined maximum amount of $250 million (there are no individual limits) of their respective accounts receivable to a third-party financial institution on a limited recourse basis through wholly-owned and consolidated special purpose entities. Corporate Services acts as a collection agent for the buyer and receives a fee for collection services that approximates fair value. The agreement expires in April 2004 and is subject to annual renewal or renegotiation for a longer period thereafter. Under terms of the agreement, the third-party financial institution purchases the receivables initially for the face amount. On a monthly basis, this sales price is adjusted, resulting in payments to the third-party financial institution of an amount that varies based on interest rates and length of time the sold receivables remain outstanding. Collections on sold receivables are used to purchase additional receivables from the utility subsidiaries.

At December 31, 2001 and 2000, WP&L had sold $88 million and $89 million of receivables, respectively. In 2001, 2000 and 1999, WP&L received approximately $1.1 billion, $0.9 billion and $0.9 billion, respectively, in aggregate proceeds from the sale of accounts receivable. WP&L uses proceeds from the sale of accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term rates and finance a portion of its long-term cash needs. WP&L paid fees associated with these sales of $4.0 million, $5.0 million and $4.0 million in 2001, 2000 and 1999, respectively.

WP&L accounts for the sale of accounts receivable to the third-party financial institution as sales under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Retained receivables are available to the third-party financial institution to pay any fees or expenses due it, and to absorb all credit losses incurred on any of the sold receivables.

(4) INCOME TAXES

The components of income taxes for WP&L were as follows (in millions):

                                                 2001   2000   1999
                                                 -----  -----  -----
          Current tax expense:
             Federal............................ $36.8  $44.5  $47.3
             State..............................  11.2   10.5   11.1
          Deferred tax benefit:
             Federal............................  (4.6)  (9.9)  (9.4)
             State..............................  (0.4)  (0.3)  (1.3)
          Amortization of investment tax credits  (1.8)  (1.9)  (1.9)
                                                 -----  -----  -----
                                                 $41.2  $42.9  $45.8
                                                 =====  =====  =====

The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

                                                       2001  2000  1999
                                                       ----  ----  ----
       Statutory federal income tax rate.............. 35.0% 35.0% 35.0%
          State income taxes, net of federal benefits.  6.4   6.0   6.3
          Amortization of investment tax credits...... (1.6) (1.6) (1.6)
          Adjustment of prior period taxes............ (2.8) (0.8) (0.3)
          Amortization of excess deferred taxes....... (1.5) (1.3) (1.3)
          Other items, net............................  0.4   0.2   1.1
                                                       ----  ----  ----
       Overall effective income tax rate.............. 35.9% 37.5% 39.2%
                                                       ====  ====  ====

The accumulated deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                             2001    2000
                                            ------  ------
                     Property related...... $217.5  $260.5
                     Investment tax credits  (16.7)  (19.7)
                     Other.................    5.4   (18.0)
                                            ------  ------
                                            $206.2  $222.8
                                            ======  ======

(5) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Substantially all of WP&L's employees are covered by two non-contributory defined benefit pension plans. Benefits are based on the employees' years of service and compensation. WP&L also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted regularly and the life insurance plans are non-contributory.

The weighted-average assumptions at the measurement date of September 30 were as follows:

                                                                  Other Postretirement
                                       Qualified Pension Benefits       Benefits
                                       -------------------------  -------------------
                                        2001       2000    1999   2001     2000  1999
                                       ----       ----    ----    ----     ----  ----
Discount rate......................... 7.25%      8.00%   7.75%   7.25%    8.00% 7.75%
Expected return on plan assets........    9%         9%      9%      9%       9%    9%
Rate of compensation increase.........  3.5%       3.5%    3.5%    3.5%     3.5%  3.5%
Medical cost trend on covered charges:
   Initial trend rate.................  N/A        N/A     N/A      12%       9%    7%
   Ultimate trend rate................  N/A        N/A     N/A       5%       5%    5%

The components of WP&L's qualified pension benefits and other postretirement benefits costs were as follows (in millions):

                                                             Other Postretirement
                                  Qualified Pension Benefits       Benefits
                                  -------------------------  -------------------
                                   2001     2000     1999    2001   2000   1999
                                  -------  -------  -------  -----  -----  -----
Service cost.....................  $  2.8   $  3.0   $  3.8  $ 1.6  $ 1.4  $ 1.6
Interest cost....................     9.2      8.9      8.9    3.6    3.3    2.7
Expected return on plan assets...   (13.7)   (12.9)   (12.9)  (1.7)  (1.6)  (1.5)
Amortization of:
   Transition obligation (asset).    (2.1)    (2.1)    (2.1)   1.2    1.2    1.2
   Prior service cost............     0.5      0.4      0.4     --     --     --
   Actuarial loss (gain).........      --       --      0.2   (0.6)  (0.8)  (0.9)
                                  -------  -------  -------  -----  -----  -----
                                  ($  3.3) ($  2.7) ($  1.7) $ 4.1  $ 3.5  $ 3.1
                                  =======  =======  =======  =====  =====  =====

The pension benefit cost shown above (and in the following tables) represents only the pension benefit cost for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The benefit obligations and assets associated with WP&L's non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy's consolidated financial statements and are not reported above. The pension benefit income for WP&L's non-bargaining employees who are now participants in other Alliant Energy plans was $1.5 million, $1.3 million and $1.8 million for 2001, 2000 and 1999, respectively. In addition, Corporate Services provides services to WP&L. The allocated pension benefit costs associated with these services was $1.3 million, $1.3 million and $1.2 million for 2001, 2000 and 1999, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all WP&L employees. The allocated other postretirement benefit cost associated with Corporate Services for WP&L was $0.3 million, $0.3 million and $0.4 million for 2001, 2000 and 1999, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2001, holding all other assumptions constant, would have the following effects (in millions):

                                                        1 Percent Increase 1 Percent Decrease
                                                        ------------------ ------------------
Effect on total of service and interest cost components        $0.5              ($0.4)
Effect on postretirement benefit obligation............        $4.2              ($3.9)

A reconciliation of the funded status of WP&L's plans to the amounts recognized on WP&L's Consolidated Balance Sheets at December 31 was as follows (in millions):

                                                                                         Other
                                                                     Qualified      Postretirement
                                                                  Pension Benefits     Benefits
                                                                  ---------------  ----------------
                                                                   2001     2000    2001     2000
                                                                  ------   ------  -------  -------
Change in benefit obligation:
   Net benefit obligation at beginning of year................... $115.9   $117.2   $ 42.3   $ 42.4
   Service cost..................................................    2.8      3.0      1.6      1.4
   Interest cost.................................................    9.2      8.9      3.6      3.3
   Plan participants' contributions..............................     --       --      1.6      1.2
   Actuarial loss (gain).........................................   18.3     (6.2)    16.6     (1.3)
   Gross benefits paid...........................................   (7.0)    (7.0)    (5.2)    (4.7)
                                                                  ------   ------  -------  -------
       Net benefit obligation at end of year.....................  139.2    115.9     60.5     42.3
                                                                  ------   ------  -------  -------
Change in plan assets:
   Fair value of plan assets at beginning of year................  156.3    147.6     19.4     17.9
   Actual return on plan assets..................................  (10.5)    15.7     (0.5)     1.5
   Employer contributions........................................     --       --      2.5      3.5
   Plan participants' contributions..............................     --       --      1.6      1.2
   Gross benefits paid...........................................   (7.0)    (7.0)    (5.2)    (4.7)
                                                                  ------   ------  -------  -------
       Fair value of plan assets at end of year..................  138.8    156.3     17.8     19.4
                                                                  ------   ------  -------  -------
Funded status at end of year.....................................   (0.4)    40.4    (42.7)   (22.9)
Unrecognized net actuarial loss (gain)...........................   34.3     (8.2)     4.4    (15.0)
Unrecognized prior service cost..................................    3.9      4.3     (0.2)    (0.2)
Unrecognized net transition obligation (asset)...................   (1.7)    (3.7)    12.6     13.8
                                                                  ------   ------  -------  -------
       Net amount recognized at end of year...................... $ 36.1   $ 32.8  ($ 25.9) ($ 24.3)
                                                                  ======   ======  =======  =======
Amounts recognized on the Consolidated Balance Sheets consist of:
   Prepaid benefit cost.......................................... $ 36.1   $ 32.8   $  1.3   $  0.9
   Accrued benefit cost..........................................     --       --    (27.2)   (25.2)
                                                                  ------   ------  -------  -------
       Net amount recognized at measurement date.................   36.1     32.8    (25.9)   (24.3)
                                                                  ------   ------  -------  -------
Contributions paid after 9/30 and prior to 12/31.................     --       --      1.1      0.6
                                                                  ------   ------  -------  -------
       Net amount recognized at 12/31............................ $ 36.1   $ 32.8  ($ 24.8) ($ 23.7)
                                                                  ======   ======  =======  =======

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $53.8 million and $8.5 million, respectively, as of September 30, 2001 and $37.1 million and $9.5 million, respectively, as of September 30, 2000. For the various pension and postretirement plans, Alliant Energy common stock represented less than one percent of total plan investments at December 31, 2001 and 2000.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. The pension expense allocated to WP&L for these plans was $1.0 million, $1.2 million and $0.8 million in 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, the funded balances of such plans did not consist of any Alliant Energy common stock.

WP&L has various life insurance policies that cover certain key employees and directors. At December 31, 2001 and 2000, the cash surrender value of these investments was $9 million and $8 million, respectively.

A significant number of WP&L employees also participate in defined contribution pension plans (401(k) plans). WP&L's contributions to the plans, which are based on the participants' level of contribution, were $2.1 million, $2.1 million and $2.0 million in 2001, 2000 and 1999, respectively.

(6) COMMON AND PREFERRED STOCK

(a) Common Stock--WP&L has common stock dividend restrictions based on its bond indentures and articles of incorporation, and restrictions on the payment of common stock dividends commonly found with preferred stock. WP&L's common stock dividends are restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25 percent. Also the PSCW ordered that it must approve the payment of dividends by WP&L to Alliant Energy that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52 percent of total capitalization. The dividends paid by WP&L to Alliant Energy since the rate order was issued have not exceeded such level.

(b) Preferred Stock--The carrying value of WP&L's cumulative preferred stock at December 31, 2001 and 2000 was $60 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2001 and 2000 was $49 million and $44 million, respectively.

(7) DEBT

(a) Short-Term Debt--WP&L and IP&L participate in a utility money pool, which is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowed amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L can only borrow money from the utility money pool. At December 31, 2001 and 2000, WP&L had money pool borrowings of $90.8 million and $29.2 million, respectively. Information regarding WP&L's short-term debt and lines of credit was as follows (dollars in millions):

                                                                            2001   2000    1999
                                                                            -----  -----  ------
At year end:
   Money pool borrowings................................................... $90.8  $29.2  $125.7
   Interest rates on money pool borrowings.................................   2.4%   6.6%    5.8%
For the year ended:
   Average amount of short-term debt (based on daily outstanding balances). $23.8  $25.5  $ 77.1
   Average interest rates on short-term debt...............................   3.7%   6.2%    5.2%

(b) Long-Term Debt--WP&L's First Mortgage Bonds are secured by substantially all of its utility plant. WP&L also maintains unsecured indentures relating to the issuance of debt securities. WP&L's debt maturities for 2002 to 2006 are $0, $0, $62.0 million, $88.0 million, and $0, respectively. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities. The carrying value of WP&L's long-term debt (including variable rate demand bonds) at December 31, 2001 and 2000 was $523 million and $569 million, respectively. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2001 and 2000 was $548 million and $584 million, respectively.

(8) INVESTMENTS AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WP&L's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of their financial instruments may not be realized by WP&L's parent. Information relating to various investments held by Alliant Energy that are marked-to-market as a result of SFAS 115 were as follows (in millions):

                                          December 31, 2001    December 31, 2000
                                         -------------------- --------------------
                                         Carrying/ Unrealized Carrying/ Unrealized
                                           Fair      Gains,     Fair      Gains,
                                           Value   Net of Tax   Value   Net of Tax
                                         --------- ---------- --------- ----------
Available-for-sale securities:
   Nuclear decommissioning trust funds:
       Debt securities..................   $122       $ 2       $115       $ 2
       Equity securities................     94        23         81        26
                                           ----       ---       ----       ---
          Total.........................   $216       $25       $196       $28
                                           ====       ===       ====       ===

Nuclear Decommissioning Trust Funds--At December 31, 2001, $77 million, $21 million and $24 million of the debt securities mature in 2002-2010, 2011-2020 and 2021-2049, respectively. The fair value of the nuclear decommissioning trust funds was as reported by the trustee, adjusted for the tax effect of unrealized gains and losses. Net unrealized holding gains were recorded as part of accumulated provision for depreciation. The funds realized gains/(losses) from the sales of securities of $2.1 million, $5.2 million and ($10.4) million in 2001, 2000 and 1999, respectively (cost of the investments based on specific identification was $147.4 million, $202.1 million and $94.6 million, respectively, and proceeds from the sales were $149.5 million, $207.3 million and $84.2 million, respectively).

Investment in ATC--WP&L, including South Beloit, transferred its transmission assets with no gain or loss (approximate net book value of $186 million) to ATC on January 1, 2001. WP&L received a tax-free cash distribution of $75 million from ATC and had a $110 million equity investment in ATC, with an ownership percentage of approximately 26.5 percent at December 31, 2001. WP&L accounts for its investment in ATC under the equity method.

Unconsolidated Equity Investments--Summary financial information from WP&L's unconsolidated equity investments' financial statements is as follows (in millions):

                                                    Ownership Less Than
                                                      or Equal to 50%
                                                    -------------------
                                                     2001    2000  1999
                                                    ------  -----  ----
        Income statement data (for the year ended):
           Operating revenues...................... $212.3  $ 5.3  $5.6
           Operating income........................   65.8    1.3   1.3
           Net income..............................   55.9    1.6   3.0

                                                     2001    2000
                                                    ------  -----
        Balance sheet data (at December 31):
           Current assets.......................... $ 63.3  $19.6
           Non-current assets......................  690.9   29.6
           Current liabilities.....................   46.1   34.1
           Non-current liabilities.................   10.7    0.7

(9) DERIVATIVE FINANCIAL INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities--WP&L records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives' fair values in earnings unless specific hedge accounting criteria are met.

Cash Flow Hedging Instruments--During 2001 and 2000, WP&L held derivative instruments designated as cash flow hedging instruments. WP&L utilized gas commodity financial swap arrangements to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months pursuant to the natural gas cost incentive sharing mechanism with customers in Wisconsin. WP&L also utilized physical coal purchase contracts, which did not qualify for the normal purchase and sale exception, to manage the price of anticipated coal purchases and sales. For WP&L, these contracts are used to manage costs within the forecasts used to set its electric rates.

In 2001 and 2000, a net loss of $0.1 million and a net gain of $0.4 million, respectively, were recognized relating to the amount of hedge ineffectiveness in accordance with SFAS 133. WP&L did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and in 2001 reclassified a loss of $0.9 million into earnings as a result of the discontinuance of hedges. At December 31, 2001, the maximum length of time over which WP&L hedged its exposure to the variability in future cash flows for forecasted transactions was three months and WP&L estimated that gains of $4.1 million will be reclassified from accumulated other comprehensive loss into earnings in 2002 as the hedged transactions affect earnings. At December 31, 2000, the maximum length of time over which WP&L hedged its exposure to the variability in future cash flows for forecasted transactions was ten months and WP&L estimated that losses of $4.7 million would be reclassified from accumulated other comprehensive loss into earnings in 2001 as the hedged transactions affected earnings.

Other Derivatives Not Designated in Hedge Relationships--Alliant Energy's derivatives that were not designated in hedge relationships during 2001 and/or 2000 included electricity price collars and physical coal contracts not designated in hedge relationships. Electricity price collars were used to manage utility energy costs during supply/demand imbalances. Physical coal contracts that do not qualify for the normal purchase and sale exception were used to manage the price of anticipated coal purchases and sales. These contracts are used to manage costs within the forecasts used to set its electric rates.

(b) Weather Derivatives--WP&L uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. In 2001 and 2000, WP&L entered into non-exchange traded options based on heating degree days in which WP&L receives payment from the counterparty if actual heating degree days are less than the strike price in the contract. WP&L paid premiums to enter into these contracts, which are amortized to expense over the contract period. WP&L has used the intrinsic value method to account for these weather derivatives.

(c) Nuclear Decommissioning Trust Fund Investments--Historically, WP&L has entered into combinations of options to mitigate the effect of significant market fluctuations on its common stock investments in its nuclear decommissioning trust funds. The derivative transactions are designed to protect the portfolio's value while allowing the funds to earn a total return modestly in excess of long-term expectations over the hedge period. Fair value changes of these instruments do not impact net income as they are recorded as equally offsetting changes in the investment in nuclear decommissioning trust funds and accumulated depreciation.

(10)COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Program--WP&L currently anticipates 2002 utility construction and acquisition expenditures will be approximately $158 million. During 2003-2006, WP&L currently anticipates to spend approximately $674 million for utility construction and acquisition expenditures.

(b) Purchased-Power, Coal and Natural Gas Contracts--Alliant Energy, through its subsidiaries (Corporate Services, IESU, WP&L and IPC), has entered into purchased-power, coal and natural gas supply, transportation and storage contracts. Certain purchased-power commitments are considered operating leases and are therefore not included here, but are included in Note 2. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability. Refer to
Note 14 for additional information. Coal contract quantities are directly assigned to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, for 2002-2006, system-wide contracts of $48.1 million (7.2 million tons), $50.0 million (7.6 million tons), $31.4 million (3.9 million tons), $22.8 million (2.7 million tons) and $8.2 million (0.9 million tons), respectively, have not yet been directly assigned to the individual utilities since the specific needs of each utility is not yet known. The natural gas supply commitments are all index-based. Alliant Energy expects to supplement its coal and natural gas supplies with spot market purchases as needed. The table includes commitments for "take or pay" contracts which result in dollar commitments with no associated MWhs, tons or Dths. WP&L's minimum commitments are as follows (dollars and Dths in millions; MWhs and tons in thousands):

                       Purchased-power     Coal     Natural gas
                       --------------- ------------ ------------
                       Dollars    MWhs Dollars Tons Dollars Dths
                       -------    ---- ------- ---- ------- ----
                  2002  $36.4     219   $9.8   716   $25.4    2
                  2003   17.8     219    5.6    --    21.2    1
                  2004    6.2     219    5.6    --    12.9   --
                  2005     --      --     --    --    12.7   --
                  2006     --      --     --    --    12.3   --

(c) Legal Proceedings--WP&L is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WP&L believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Environmental Liabilities--WP&L had recorded the following environmental liabilities, and regulatory assets associated with certain of these liabilities, at December 31 (in millions):

                      Environmental liabilities 2001 2000
                      ------------------------- ---- ----
                              MGP sites........ $4.4 $4.5
                              NEPA.............  3.1  3.6
                              Other............   --  0.1
                                                ---- ----
                                                $7.5 $8.2
                                                ==== ====

                         Regulatory assets 2001  2000
                         ----------------- ----- -----
                             MGP sites.... $11.7 $11.7
                             NEPA.........   4.0   4.4
                             Other........   3.0   0.5
                                           ----- -----
                                           $18.7 $16.6
                                           ===== =====

MGP Sites--WP&L has current or previous ownership interests in 14 sites previously associated with the production of gas for which they may be liable for investigation, remediation and monitoring costs relating to the sites. WP&L has received letters from state environmental agencies requiring no further action at five sites. WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WP&L records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2001, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WP&L's sites to be approximately $4 million to $5 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WP&L, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its respective financial conditions or results of operations.

Settlement has been reached with all of WP&L's insurance carriers regarding reimbursement for their MGP-related costs. Insurance recoveries available at December 31, 2001 for WP&L were $2.1 million. Pursuant to its applicable rate making treatment, WP&L has recorded its recoveries as an offset against its regulatory assets.

National Energy Policy Act of 1992--NEPA requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. WP&L recovers the costs associated with this assessment over the period the costs are assessed. WP&L continues to pursue relief from this assessment through litigation.

(e) Decommissioning of DAEC and Kewaunee--Pursuant to the most recent electric rate case orders, the PSCW allows WP&L to recover $16 million annually for its share of the cost to decommission Kewaunee. Decommissioning expense is included in "Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" on the Consolidated Balance Sheets to the extent recovered through rates. Additional information relating to the decommissioning of Kewaunee included in the most recent electric rate order was as follows (dollars in millions):

     Assumptions relating to current rate recovery amounts:
        WP&L's share of estimated decommissioning cost.....     $224.9
        Year dollars in....................................      2001
        Method to develop estimate.........................  Site-specific study
        Annual inflation rate..............................      5.83%
        Decommissioning method.............................     Prompt
                                                              dismantling
                                                              and removal
        Year decommissioning to commence...................      2013
        After-tax return on external investments:
            Qualified......................................      5.62%
            Non-qualified..................................      6.97%
     External trust fund balance at December 31, 2001......     $215.8
     After-tax earnings on external trust funds in 2001....      $7.1

WP&L is funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. All of the rate recovery assumptions and levels will be addressed in WP&L's 2002 rate case. In accordance with its respective regulatory requirements, WP&L records the earnings on the external trust funds as interest income with a corresponding entry to depreciation expense. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

(11) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WP&L has undivided ownership interests in jointly-owned electric generating stations. Each of the respective owners is responsible for the financing of its portion of the construction costs. KWh generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WP&L's ownership interest in these facilities at December 31, 2001 was as follows (dollars in millions):

                                                     Accumulated  Construction
                         Fuel   Ownership  Plant in Provision for   Work-In-
                         Type   Interest % Service  Depreciation    Progress
                        ------- ---------- -------- ------------- ------------
 Columbia Energy Center  Coal      46.2     $174.3     $105.3         $1.7
 Edgewater Unit 4......  Coal      68.2       57.1       34.3          1.4
 Edgewater Unit 5......  Coal      75.0      232.2      106.2          2.5
 Kewaunee.............. Nuclear    41.0      167.3      111.3          3.7
                                            ------     ------         ----
                                            $630.9     $357.1         $9.3
                                            ======     ======         ====

Increases in utility plant in service balances for Kewaunee during 2001 were largely due to the replacement of the steam generators, which is expected to result in significant increases in generating capability compared to such capability prior to undertaking such project.

(12) SEGMENTS OF BUSINESS

WP&L is a regulated domestic utility, serving customers in Wisconsin and Illinois, and is broken down into three segments: a) electric operations; b) gas operations; and c) other, which includes the water business and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in "Other." Intersegment revenues were not material to WP&L's operations and there was no single customer whose revenues were 10 percent or more of WP&L's consolidated revenues. Certain financial information relating to WP&L's significant business segments was as follows (in millions):

                                              Electric   Gas    Other     Total
                                              --------- ------ -------  ---------
2001
Operating revenues........................... $   753.5 $206.9 $   5.0  $   965.4
Depreciation and amortization................     111.5   16.4     1.2      129.1
Operating income.............................     121.6    2.5     1.3      125.4
Interest expense, net of AFUDC...............                     38.7       38.7
Equity income from unconsolidated investments                    (15.5)     (15.5)
Miscellaneous, net...........................                    (12.5)     (12.5)
Income tax expense...........................                     41.2       41.2
Net income...................................                     73.5       73.5
Preferred dividends..........................                      3.3        3.3
Earnings available for common stock..........                     70.2       70.2
Total assets.................................   1,323.9  224.5   331.5    1,879.9
Investments in equity method subsidiaries....                    117.3      117.3
Construction and acquisition expenditures....     127.9   16.8     2.3      147.0

2000
Operating revenues........................... $   692.2 $165.2 $   5.0  $   862.4
Depreciation and amortization................     122.9   15.9     1.1      139.9
Operating income.............................     123.2   12.2     1.7      137.1
Interest expense, net of AFUDC...............                     39.3       39.3
Equity income from unconsolidated investments                     (0.5)      (0.5)
Miscellaneous, net...........................                    (16.0)     (16.0)
Income tax expense...........................                     42.9       42.9
Net income...................................                     71.4       71.4
Preferred dividends..........................                      3.3        3.3
Earnings available for common stock..........                     68.1       68.1
Total assets.................................   1,344.9  226.1   286.0    1,857.0
Investments in equity method subsidiaries....                      4.8        4.8
Construction and acquisition expenditures....     114.2   15.1     2.3      131.6

1999
Operating revenues........................... $   626.6 $120.8 $   5.1  $   752.5
Depreciation and amortization................      97.5   14.5     1.0      113.0
Operating income.............................     139.3   13.8     1.8      154.9
Interest expense, net of AFUDC...............                     36.5       36.5
Equity income from unconsolidated investments                     (0.7)      (0.7)
Miscellaneous, net...........................                      2.5        2.5
Income tax expense...........................                     45.8       45.8
Net income...................................                     70.8       70.8
Preferred dividends..........................                      3.3        3.3
Earnings available for common stock..........                     67.5       67.5
Total assets.................................   1,310.5  200.3   255.3    1,766.1
Investments in equity method subsidiaries....                      5.2        5.2
Construction and acquisition expenditures....     111.2   18.2     2.5      131.9

(13) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                2001 (a)                            2000
                                    --------------------------------- ---------------------------------
                                    March 31 June 30 Sept. 30 Dec. 31 March 31 June 30 Sept. 30 Dec. 31
                                    -------- ------- -------- ------- -------- ------- -------- -------
                                                               (in millions)
Operating revenues.................  $317.2  $204.1   $228.3  $215.8   $218.8  $193.9   $199.6  $250.1
Operating income...................    37.0    23.4     36.2    28.8     40.5    25.1     36.9    34.6
Net income.........................    19.3    11.6     19.9    22.8     21.9    11.3     17.6    20.6
Earnings available for common stock    18.4    10.7     19.0    22.0     21.0    10.5     16.8    19.8

----------
(a)Summation of the individual quarters may not equal annual totals due to rounding.

(14) RELATED PARTY ISSUES

IESU, WP&L and IPC have entered into a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to WP&L were $32.1 million, $28.6 million and $23.8 million for 2001, 2000 and 1999, respectively. The purchases allocated to WP&L were $209.2 million, $130.7 million and $101.0 million for 2001, 2000 and 1999, respectively. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU, WP&L and IPC are fully reimbursed for any generation expense incurred to support a sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, WP&L receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WP&L. These costs totaled $107.0 million, $103.4 million and $96.5 million for 2001, 2000 and 1999, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At December 31, 2001 and 2000, WP&L had an intercompany payable to Corporate Services of $33.5 million and $30.6 million, respectively.

                            SHAREOWNER INFORMATION

Market Information--The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_P. All other series of preferred stock are traded on the over-the-counter market. Seventy-one percent of WP&L's individual preferred shareowners are Wisconsin residents.

Dividend Information--Preferred stock dividends paid per share for each quarter during 2001 were as follows:

                                Series Dividend
                                ------ --------
                                4.40%  $1.10
                                4.50%  $1.125
                                4.76%  $1.19
                                4.80%  $1.20
                                4.96%  $1.24
                                6.20%  $1.55
                                6.50%  $0.40625

As authorized by the WP&L Board of Directors, preferred stock dividend record and payment dates for 2002 are as follows:

                            Record Date Payment Date
                            ----------- ------------
                            February 28 March 15
                            May 31..... June 15
                            August 30.. September 14
                            November 29 December 14

Stock Transfer Agent and Registrar
Alliant Energy Corporation
Shareowner Services
P.O. Box 2568
Madison, WI 53701-2568

Form 10-K Information--A copy of Form 10-K as filed with the SEC will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

                              EXECUTIVE OFFICERS

Erroll B. Davis, Jr., 57, was elected Chairman of the Board effective April 2000 and Chief Executive Officer (CEO) effective April 1998. He previously served as President and CEO since 1988 and has been a board member since 1984.

William D. Harvey, 52, was elected President effective April 1998. He previously served as Senior Vice President since 1993.

Eliot G. Protsch, 48, was elected Executive Vice President-Energy Delivery effective October 1998. He previously served as Senior Vice President from 1993 to 1998.

Barbara J. Swan, 50, was elected Executive Vice President and General Counsel effective October 1998. She previously served as Vice President-General Counsel from 1994 to 1998.

Thomas M. Walker, 54, was elected Executive Vice President and Chief Financial Officer (CFO) effective October 1998. He previously served as Executive Vice President and CFO since 1996 at IES and IESU.

Pamela J. Wegner, 54, was elected Executive Vice President-Shared Solutions effective October 1998. She previously served as Vice President-Information Services and Administration from 1994 to 1998.

Vern A. Gebhart, 48, was elected Vice President-Customer Operations effective January 2002. He previously served as Managing Director-Strategic Projects and Capital Control since 2000 at Alliant Energy, Director-Strategic Projects and Capital Control from 1998 to 2000 at Alliant Energy and Director-Strategic Projects and Capital Control from 1997 to 1998 at IES.

Edward M. Gleason, 61, was elected Vice President-Treasurer and Corporate Secretary effective April 1998. He previously served as Controller, Treasurer, and Corporate Secretary since 1996.

Dundeana K. Doyle, 43, was elected Vice President-Infrastructure Security effective January 2002. She previously served as Vice President-Customer Operations since December 2000, Vice President-Customer Services and Operations from 1999 to 2000, Vice President-Customer Services from 1998 to 1999 and Assistant Vice President-Field Operations from 1997 to 1998 at IESU.

Daniel L. Mineck, 53, was elected Vice President-Performance Engineering and Environmental effective April 1998. He previously served as Assistant Vice President-Corporate Engineering since 1996 at IESU.

Kim K. Zuhlke, 48, was elected Vice President-Engineering, Sales & Marketing effective September 1999. He previously served as Vice President-Customer Operations since April 1998 and as Vice President-Customer Services and Sales from 1993 to 1998.

John E. Kratchmer, 39, was elected Corporate Controller and Chief Accounting Officer effective October 2000. He previously served as Assistant Controller since April 1998 at Alliant Energy and as Manager of Financial Reporting and Property from 1996 to 1998 at IES.

NOTE: None of the executive officers listed above is related to any member of the Board of Directors or nominee for director or any other executive officer.

Mr. Davis has an employment agreement with Alliant Energy pursuant to which his term of office is established. All other executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

Additional Officers

Linda J. Wentzel, 53, was elected Assistant Corporate Secretary effective May 1998. She previously served as Executive Administrative Assistant since 1995 at Alliant Energy.

Enrique Bacalao, 52, was elected Assistant Treasurer effective November 1998. Prior to joining Alliant Energy, he was Vice President, Corporate Banking from 1995 to 1998 at the Chicago Branch of The Industrial Bank of Japan, Limited.

Steven F. Price, 49, was elected Assistant Treasurer effective April 1998. He previously served as Assistant Corporate Secretary since 1992.

Wisconsin Power & Light Company                           P.O. BOX 2568
                                                          Madison, WI 53701-2568





                        WISCONSIN POWER AND LIGHT COMPANY
                                   PO BOX 2568
                             MADISON WI 53701-2568


--------------------------------------------------------------------------------
                  ANNUAL MEETING OF SHAREOWNERS - MAY 22, 2002
--------------------------------------------------------------------------------


The undersigned appoints William D. Harvey and F.J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company, held of record in the name of the undersigned at the close of business on March 28, 2002, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 22, 2002 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated April 9, 2002 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote "FOR" the election of all listed director nominees.



     To access the Alliant Energy Corporation Annual Report and Proxy Statement on the Internet, please open our site at www.alliantenergy.com. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button for the Annual Report/Proxy Statement. You may print or just view these materials. Your Internet provider may have usage charges associated with electronic access.

Wisconsin Power & Light Company
                                                 Shareowner Services
                                                 PO Box 2568
                                                 Madison WI 53701-2568

                                                 SHAREOWNER INFORMATION NUMBERS

                                                 Local Madison, WI1-608-458-3110
                                                 All Other Areas  1-800-356-5343

Indicate your vote by an (X) in the appropriate boxes.

ELECTION OF DIRECTORS
                                                            Withhold   For All
                                                For All     For All    Except(*)
Nominees for terms ending in 2005:                [_]         [_]       [_]

       01  Alan B. Arends
       02  Katharine C. Lyall
       03  Singleton B. McAllister
       04  Anthony R. Weiler

* TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE "For All Except" BOX.

Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.

Signature                              Date
         -----------------------------     ---------------------------

Signature                              Date
         -----------------------------     ---------------------------


Important: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.


Please fold and detach Proxy Card at perforation if appointing a proxy by mail.
--------------------------------------------------------------------------------

To all Wisconsin Power and Light Company Shareowners:

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners.

Above is your 2002 Wisconsin Power and Light Company proxy card. Please read both sides of the proxy card, note your election, sign and date it. Detach and return promptly in the enclosed self-addressed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 22, 2002 at 1:00 p.m. at the Alliant Energy Corporate Headquarters in the Nile Meeting Room at 4902 N. Biltmore Lane, Madison, Wisconsin.